CONSOLIDATED FINANCIAL STATEMENTS For the year ended 31 December 2025 JDE PEET’S N.V. CONSOLIDATED INCOME STATEMENT 3 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME 4 CONSOLIDATED STATEMENT OF FINANCIAL POSITION 5 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY 6 CONSOLIDATED STATEMENT OF CASH FLOWS 8 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 9 1. Description of business 9 1.1 Reporting entity 9 1.2 Use of critical accounting estimates and judgements 10 1.3 Changes in accounting standards 11 1.4 Basis of consolidation 11 1.5 Accounting policies, not attributable to a specific section 12 1.6 Update on the war in Ukraine 13 2 Group operating performance 15 2.1 Segment information 15 2.2 Revenue 17 2.3 Expenses by nature 18 2.4 Earnings per share 19 3 Strategic investments and divestments 19 3.1 Business combinations 20 3.2 Goodwill and other intangible assets 21 3.3 Impairments of non-current assets 24 3.4 Property, plant and equipment 26 3.5 Assets and liabilities held for sale 28 4 Working capital 28 4.1 Inventories 29 4.2 Trade and other receivables 29 4.3 Trade and other payables 29 5 Capital structure 31 5.1 Shareholders’ equity 31 5.2 Borrowings 32 5.3 Cash and cash equivalents 36 5.4 Finance income and expense 36 6 Financial risk management 36 6.1 Financial risk factors 38 6.2 Market risk 39 6.3 Credit risk 41 6.4 Liquidity risk 41 6.5 Fair value estimation 43 6.6 Offsetting financial assets and financial liabilities 44 6.7 Derivative financial instruments 45 7 Governance 47 7.1 Share-based payments 47 7.2 Related-party transactions 54 8 Income taxes 56 9 Other disclosures 60 9.1 Post-employment and other long-term employee benefit plans 61 9.2 Provisions 64 9.3 Other non-current assets 66 9.4 Other non-current liabilities 66 9.5 Commitments and contingencies 67 9.6 Subsequent events 68 9.7 Legal entities 69 INDEPENDENT AUDITOR'S REPORT 70 2 TABLE OF CONTENTS

In EUR million, unless stated otherwise Note 2025 2024 Revenue 2.2 9,921 8,837 Cost of sales 2.3 (6,824) (5,580) Gross profit 3,097 3,257 Selling, general and administrative expenses1 2.3 (2,340) (2,201) Operating profit 757 1,056 Finance income 5.4 385 95 Finance expense 5.4 (164) (358) Share of net profit / (loss) of associates (2) (3) Profit before income taxes 976 790 Income tax expense 8 (173) (247) Profit for the period 803 543 ATTRIBUTABLE TO: Note 2025 2024 Owners of the Company 796 561 Non-controlling interest 7 (18) Profit for the period 803 543 Earnings per share: Basic earnings per share (in EUR) 2.4 1.64 1.15 Diluted earnings per share (in EUR) 2.4 1.61 1.13 The accompanying notes are an integral part of these financial statements. 3 1 Included in Selling, general and administrative expenses is an impairment charge / (release) on trade receivables in the amount of EUR 1 million (2024: EUR (3) million). Reference is made to note 4.2. CONSOLIDATED INCOME STATEMENT For the years ended 31 December 2025 and 31 December 2024 In EUR million Note 2025 2024 Profit for the period 803 543 Other comprehensive income / (loss), net of tax: Items that will not be reclassified to profit or loss – Retirement benefit obligation related items, net of tax 9.1 (5) 40 Items that may be subsequently reclassified to profit or loss – Foreign currency translation (109) (164) – Realisation foreign currency translation upon divestment (49) — – Net investment hedge — 4 – Effective portion of cash flow hedges - foreign exchange contracts 6 (54) 33 Other comprehensive income / (loss) (217) (87) Total comprehensive income / (loss) for the period 586 456 Attributable to: Owners of the Company 581 469 Non-controlling interest 5.1 5 (13) Total comprehensive income / (loss) for the period 586 456 The accompanying notes are an integral part of these financial statements. 4 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME For the years ended 31 December 2025 and 31 December 2024

5

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

For the years ended 31 December 2025 and 31 December 2024

In EUR million

	Note	2025	2024
Assets			
Non-current assets:			
– Goodwill and other intangible assets	3.2	16,783	17,124
– Property, plant and equipment	3.4	1,787	1,859
– Deferred income tax assets	8	84	57
– Derivative financial instruments	6.7	11	95
– Retirement benefit asset	9.1	459	504
– Other non-current assets	9.3	53	54
		19,177	**19,693**
Current assets:			
– Inventories	4.1	1,982	1,675
– Trade and other receivables	4.2	969	893
– Derivative financial instruments	6.7	109	160
– Income tax receivable		48	25
– Assets classified as held for sale	3.5	39	—
– Cash and cash equivalents	5.3	1,807	1,264
		4,954	**4,017**
Total assets		**24,131**	**23,710**

	Note	2025	2024
Equity and liabilities			
Equity [2]			
– Share capital	5.1	5	5
– Share premium		9,661	9,661
– Treasury stock		(82)	—
– Other reserves / (deficits)		(623)	(402)
– Retained earnings		2,232	1,824
– Equity attributable to the owners of the Company		**11,193**	**11,088**
– Non-controlling interest		41	53
		11,234	**11,141**
Non-current liabilities:			
– Borrowings	5.2	4,688	4,999
– Retirement benefit liabilities	9.1	133	165
– Deferred income tax liabilities	8	1,213	1,235
– Derivative financial instruments	6.7	35	24
– Provisions	9.2	40	27
– Other non-current liabilities	9.4	11	32
		6,120	**6,482**
Current liabilities:			
– Borrowings	5.2	812	569
– Trade and other payables	4.3	5,532	5,111
– Income tax liability		61	72
– Liabilities classified as held for sale	3.5	9	—
– Provisions	9.2	79	54
– Derivative financial instruments	6.7	284	281
		6,777	**6,087**
Total equity and liabilities		**24,131**	**23,710**

The accompanying notes are an integral part of these financial statements.

[2] The authorised share capital amounts to EUR 20,000,000, consisting of 2,000,000,000 shares, and is divided into 1,000,000,000 ordinary shares with a nominal value of EUR 0.01 each and 1,000,000,000 preference shares with a nominal value of EUR 0.01 each. At 31 December 2025, 484,486,123 ordinary shares were issued and outstanding (2024: 488,178,642 ordinary shares). No preference shares were outstanding at 31 December 2025 and 31 December 2024.

6

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended 31 December 2025 and 31 December 2024

In EUR million

	Share capital	Share premium	Treasury stock	Retirement benefit obligation-related Items	Currency translation reserve	Cash flow hedge reserve	Total other compre-hensive income	Share-based payments reserve	Other reserves / (deficit)	Retained earnings	Total equity attributable to the owners of the Company	Non-controlling interest	Total equity
Balance at 31 December 2023	**5**	**9,647**	**(38)**	**254**	**(701)**	**10**	**(437)**	**91**	**(346)**	**1,767**	**11,035**	**80**	**11,115**
Application of hyperinflationary accounting	—	—	—	—	50	—	50	—	50	—	50	12	62
Balance at 1 January 2024	**5**	**9,647**	**(38)**	**254**	**(651)**	**10**	**(387)**	**91**	**(296)**	**1,767**	**11,085**	**92**	**11,177**
– Profit for the period	—	—	—	—	—	—	—	—	—	561	561	(18)	543
– Retirement benefit obligation related items, net of tax	—	—	—	40	—	—	40	—	40	—	40	—	40
– Foreign currency translation	—	—	—	11	(178)	—	(167)	(2)	(169)	—	(169)	5	(164)
– Effective portion of cash flow hedges - foreign exchange contracts	—	—	—	—	—	33	33	—	33	—	33	—	33
– Net investment hedge	—	—	—	—	4	—	4	—	4	—	4	—	4
Total Comprehensive Income / (Loss)	**—**	**—**	**—**	**51**	**(174)**	**33**	**(90)**	**(2)**	**(92)**	**561**	**469**	**(13)**	**456**
– Common control transaction	—	—	—	—	—	—	—	—	—	(163)	(163)	—	(163)
– Share-based payment transactions	—	—	—	—	—	—	—	(14)	(14)	6	(8)	—	(8)
– Dividends	—	—	—	—	—	—	—	—	—	(341)	(341)	(2)	(343)
– Release of treasury shares	—	—	38	—	—	—	—	—	—	(11)	27	—	27
– Issuance of shares	—	14	—	—	—	—	—	—	—	—	14	—	14
– Other transactions with shareholders	—	—	—	—	—	—	—	—	—	5	5	(24)	(19)
Balance at 31 December 2024	**5**	**9,661**	**—**	**305**	**(825)**	**43**	**(477)**	**75**	**(402)**	**1,824**	**11,088**	**53**	**11,141**

7

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (CONTINUED)

In EUR million

	Share capital	Share premium	Treasury stock	Retirement benefit obligation-related Items	Currency translation reserve	Cash flow hedge reserve	Total other compre-hensive income	Share-based payments reserve	Other reserves / (deficit)	Retained earnings	Total equity attributable to the owners of the Company	Non-controlling interest	Total equity
Balance at 31 December 2024	**5**	**9,661**	**–**	**305**	**(825)**	**43**	**(477)**	**75**	**(402)**	**1,824**	**11,088**	**53**	**11,141**
Application of hyperinflationary accounting	–	–	–	–	(9)	–	(9)	–	(9)	–	(9)	(1)	(10)
Balance at 1 January 2025	**5**	**9,661**	**–**	**305**	**(834)**	**43**	**(486)**	**75**	**(411)**	**1,824**	**11,079**	**52**	**11,131**
– Profit for the period	–	–	–	–	–	–	–	–	–	796	796	7	803
– Retirement benefit obligation related items, net of tax	–	–	–	(5)	–	–	(5)	–	(5)	–	(5)	–	(5)
– Realisation of foreign currency translation upon divestment	–	–	–	–	(49)	–	(49)	–	(49)	–	(49)	–	(49)
– Foreign currency translation	–	–	–	(14)	(92)	–	(106)	(1)	(107)	–	(107)	(2)	(109)
– Effective portion of cash flow hedges - foreign exchange contracts	–	–	–	–	–	(54)	(54)	–	(54)	–	(54)	–	(54)
Total Comprehensive Income / (Loss)	**–**	**–**	**–**	**(19)**	**(141)**	**(54)**	**(214)**	**(1)**	**(215)**	**796**	**581**	**5**	**586**
– Share buy-back transaction	–	–	(122)	–	–	–	–	–	–	–	(122)	–	(122)
– Share-based payment transactions	–	–	–	–	–	–	–	(6)	(6)	7	1	–	1
– Dividends	–	–	–	–	–	–	–	–	–	(354)	(354)	(2)	(356)
– Release of treasury shares	–	–	40	–	–	–	–	–	–	4	44	–	44
– Other transactions with shareholders	–	–	–	–	9	–	9	–	9	(45)	(36)	(14)	(50)
Balance at 31 December 2025	**5**	**9,661**	**(82)**	**286**	**(966)**	**(11)**	**(691)**	**68**	**(623)**	**2,232**	**11,193**	**41**	**11,234**

During the Annual General Meeting of Shareholders on 19 June 2025, a dividend of EUR 0.73 per share was approved, payable in two instalments of which the first of EUR 0.37 was paid on 11 July 2025 and the second of EUR 0.36 is payable on 23 January 2026. The dividend payable at 31 December 2025 amounted to EUR 175 million, which was recognised within Trade and other payables. No dividends in a currency other than EUR were declared nor distributed.

The accompanying notes are an integral part of these financial statements.

8

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended 31 December 2025 and 31 December 2024

In EUR million

	Note	2025	2024
Profit for the period		803	543
Adjustments for:			
– Depreciation, amortisation and impairments	3.4, 3.2	443	457
– Defined benefit pension expense	9.1	(13)	(6)
– Share-based payments	7.1	98	17
– (Gain) / loss on sale of property, plant, equipment and intangible assets		12	16
– (Gain) / loss on disposal of business		28	–
– Income tax expense	8	173	247
– Interest income on bank accounts and other	5.4	(66)	(83)
– Interest expense	5.4	142	147
– Provision charges	9.2	73	4
– Derivative financial instruments		97	(136)
– Foreign exchange (gains) / losses	5.4	(408)	208
– Other		(3)	(5)
Changes in operating assets and liabilities:			
– Inventories	4.1	(349)	(363)
– Trade and other receivables	4.2	(144)	(107)
– Trade and other payables[3]	4.3	448	742
Pension payments	9.1	(8)	(9)
Payments of provisions	9.2	(27)	(44)
Realised foreign exchange (gains) / losses		362	(158)
Receipts from / (payments to) derivative financial instruments		(16)	116
Income tax payments		(214)	(212)
Net cash provided by operating activities		**1,431**	**1,374**

	Note	2025	2024
Cash flows from investing activities:			
Purchases of property, plant and equipment	3.4	(286)	(296)
Purchases of intangibles	3.2	(15)	(34)
Proceeds from sale of property, plant, equipment and other assets		6	2
Proceeds from disposal of subsidiary		28	–
Acquisition of businesses, net of cash acquired	3.1	–	(682)
Acquisition of businesses from related parties, net of cash acquired	3.1, 7.2	–	(245)
Loans provided	7.2	(5)	(2)
Interest received		67	83
Other investing activities		2	(6)
Net cash used in investing activities		**(203)**	**(1,180)**
Cash flows from financing activities:			
Additions to borrowings	5.2	651	62
Repayments from borrowings	5.2	(642)	(606)
Share buyback transaction		(122)	–
Receipts from / (payments to) derivative financial instruments		(3)	(5)
Dividend paid to shareholders	5.1	(354)	(341)
Interest paid		(125)	(88)
Investments / (divestments) by non-controlling shareholders		(28)	13
Other financing activities		(12)	(14)
Net cash used in financing activities		**(635)**	**(979)**
Net increase / (decrease) in cash and cash equivalents		**593**	**(785)**
Cash and cash equivalents – at the start of period		1,264	2,048
Effect of exchange rate changes on cash		(47)	(3)
Net increase/(decrease) cash classified as held for sale		(3)	–
Adjustment for hyperinflationary accounting		–	4
Cash and cash equivalents at 31 December[4]	5.3	**1,807**	**1,264**

The accompanying notes are an integral part of these financial statements.

[3] At 31 December 2025 and 2024, all payables subject to supply chain financing arrangements are presented as part of trade and other payable (see note 4.3). There were no material non-cash changes in these liabilities.
[4] Cash and cash equivalents include restricted cash of EUR 25 million at 31 December 2025 (31 December 2024: EUR 25 million). The restricted cash is primarily related to the cash collateral required for the coffee futures.

1. DESCRIPTION OF BUSINESS Taking into account the characteristics of JDE Peet's business and business model, the notes to the financial statements have been grouped into nine thematic sections rather than in a consecutive order based on line-items in the consolidated primary statements. Each note in a section starts with material accounting policy information, if applicable, as well as the critical accounting estimates and judgements made. This section contains the disclosures relevant for understanding the basis of preparation of the consolidated financial statements: 1. Reporting entity 2. Use of critical accounting estimates and judgements 3. Changes in accounting standards 4. Basis of consolidation 5. Material policy information, not attributable to a specific section 6. Update on the war in Ukraine 1.1 REPORTING ENTITY JDE Peet’s N.V. (the “Company” or together with its subsidiaries “JDE Peet's”) is a public limited liability company under the laws of the Netherlands. The Company was incorporated on 21 November 2018 and is a public company (naamloze vennootschap, N.V.) listed on Euronext Amsterdam. The Company's main direct shareholder is Acorn Holdings B.V. (Acorn) which is fully owned by a Joh. A. Benckiser-led investor group (JAB). The shares held by Mondelēz International Inc. on 31 December 2023 were sold to JAB on 29 November 2024. The Company is headquartered in the Netherlands, the registered office of the Company is Oosterdoksstraat 80, 1011 DK in Amsterdam, the Netherlands (Company registration number: 73160377). The consolidated financial statements for the year ended 31 December 2025 include the financial information of the Company and its subsidiaries. These consolidated financial statements were authorised for issuance on 3 March 2026 by the Board of Directors of the Company. Activities of JDE Peet's JDE Peet’s is the world’s leading pure-play coffee company, with a presence in more than 100 markets. Guided by our ‘Reignite the Amazing’ strategy, we are focused on brand-led growth across three big bets: Peet’s, L’OR, and Jacobs, alongside a collection of 9 local icons. In 2025, JDE Peet’s generated total sales of EUR 9.9 billion and employed a global workforce of more than 21,000 employees. JDE Peet's sells its full range of products through a multi-channel distribution model across the CPG, Out-of-Home, retail and online channels to meet customer and consumer needs, as follows: • CPG5 – JDE Peet’s principal products are multi-serve coffee, roast and ground single-serve and double-shot coffee capsules, whole beans, pads and pods, instant pure and instant mixes, a variety of tea products and ready-to-drink coffee beverages. JDE Peet's sells these products primarily to supermarkets and, in certain markets, through retail buying groups comprised of supermarket retailers or shared-services supply chain centres. • Out-of-Home – JDE Peet's offers a comprehensive range of professional beverage solutions, including coffee, tea, and complementary coffee systems. Our portfolio features proprietary liquid coffee concentrate technology, multi- serve coffee formats, roast and ground single-serve capsules and pads, whole beans, instant coffee, and ready-to- drink coffee. Its customers include businesses, such as hotels, hospitals, restaurants, cruise liners and retirement homes, as well as distributors for distribution to the customer. • Retail – JDE Peet's operates coffee stores through which it sells whole bean coffee, tea and other beverages and related items, such as pastries. At 31 December 2025, JDE Peet's operated Peet’s coffee stores primarily located across the United States but also in China, OldTown coffee stores located in Malaysia, Singapore, Indonesia and Hong Kong, 12Oz coffee stores located in Italy and Campos stores located in Australia. Through its coffee stores, JDE Peet's seeks to facilitate the sale of fresh whole bean coffee and to encourage customer trial of its coffee through coffee beverages. • Online – JDE Peet's sells its coffee & tea online through its own e-commerce marketplaces, such as the L’OR and Peet’s marketplaces, and third-party e-commerce marketplaces. Basis of Preparation The Company prepared these consolidated financial statements in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (IASB). 9 5 CPG is an abbreviation for Consumer Packaged Goods NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS For the years ended 31 December 2025 and 31 December 2024 The consolidated financial statements have been prepared on a going concern basis as Management considers that adequate resources exist for the Company to continue in operational existence for a period of not less than 12 months from the date of this report. In reaching this conclusion, Management has also considered the implications in a going concern context of the intended acquisition by Keurig Dr Pepper ("KDP") which is expected to take place in the second quarter of 2026. Management believes that the proposed combination with Keurig Dr Pepper is an attractive opportunity to accelerate the realisation of shareholder value through the establishment of the world’s #1 pure-play coffee company. Upon completion of the transaction, the Company anticipates that several events will or may occur which could have a material impact on its financial position as disclosed in note 9.6 Subsequent Events resulting from the change of control and the assessment to maintain Investment Grade ratings. On that basis, Management believes this supports its going concern assessment, in the event the combination proceeds. For the purpose of these financial statements, the results and financial position of JDE Peet's are measured in euros, its presentation currency. Segmentation For purposes of these consolidated financial statements, segmentation is based on how the chief operating decision maker (CODM) reviews the performance of the business and allocates resources, as further disclosed in the segmentation disclosure note. 1.2 USE OF CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS In the application of the accounting policies, management is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that effect the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods. Critical Accounting Estimates, Judgements and Assumptions—The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have the most significant effect on the amounts recognised in the financial statements. Reference Particular area involving significant estimates and judgements 1.6 Update on the war in Ukraine Assessment whether control as defined under IFRS 10 exists in relation to the operations in Russia. 2.2 Revenue Estimating sales incentives, sales returns and marketing accruals. 3.1 Business combinations Estimating the purchase price allocation including fair values of assets and (contingent) liabilities. 3.2/3.4 Goodwill and other intangible assets/Property, plant and equipment Judgements related to the expected useful lives of long-lived assets and the estimation of their recoverable amounts. 3.3 Impairment of non-current assets Key assumptions used in impairment testing such as cash flows and WACC. For further information, see note 3.3. 4.3 Trade and other payables Judgement is required to assess whether supplier financing arrangements contain characteristics of trade payables, borrowings or both. 6.7 Derivatives financial instruments Assumptions in relation to fair valuation of derivatives not traded in active markets. 8 Income taxes Recognition and measurement of current and deferred income tax positions, including the recoverability of tax losses carried forward and determination of contingent income tax liabilities requires significant judgement. 9.1 Post-employment and other long- term employee benefit plans Assumptions used in determination of pension assets, pension liabilities, commitments and pension costs such as discount rates, indexation and inflation. 9.2 Restructuring, legal and other provisions Estimating the likelihood and timing of potential cash flows relating to claims, litigations and restructuring. Climate change and nature related risks JDE Peet's has assessed the impact of climate change, including transitional and physical risks related to climate change and nature-related risks and concluded that climate and nature risks do not have a material impact on the consolidated financial statements. Consideration of the financial impact of climate risk is included in the relevant disclosure notes of the financial statements. JDE Peet's reviewed the significant accounting estimates and judgements, including the impact on indications for impairments (note 3.3), provisions (note 9.2) and contingencies (note 9.5). This review did not lead to significant changes in these accounting estimates and judgements. 10

1.3 CHANGES IN ACCOUNTING STANDARDS New standards, amendments and interpretations effective on or after 1 January 2025 The Company has applied the following IFRS Accounting Standards and Amendments for the first time for the annual reporting period commencing 1 January 2025: Amendments to IAS 21 - Lack of Exchangeability JDE Peet's has adopted the amendments to IAS 21 regarding the lack of exchangeability on foreign currencies. No changes were made to prior or current periods. New IFRS Accounting Standards, Amendments and IFRIC® Interpretations issued, but not effective for the year ended 31 December 2025 and not Early Adopted The following new IFRS Accounting Standards and IFRIC Interpretations effective for accounting periods beginning on or after1 January 2026, are not expected to have a significant impact on the financial statements of JDE Peet's, except if indicated below: • Amendments to IFRS 10 and IAS 28 - Sale or contribution of assets between an investor and its associate or joint venture • Amendments to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments • Amendments to IFRS 9 and IFRS 7 - Contracts Referencing Nature-dependent Electricity • IFRS 19 - Subsidiaries without Public Accountability: Disclosures • Annual Improvements to IFRS Accounting Standards Volume 11 - Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards, IFRS 7 Financial Instruments: Disclosures and its accompanying Guidance on implementing IFRS 7, IFRS 9 Financial Instruments, IFRS 10 Consolidated Financial Statements, and IAS 7 Statement of Cash Flows IFRS 18 - Presentation and Disclosures in Financial Statements IFRS 18 replaces IAS 1, carrying forward many of the requirements in IAS 1 unchanged and complementing them with new requirements. In addition, some IAS 1 paragraphs have been moved to IAS 8 and IFRS 7. Furthermore, the IASB® has made minor amendments to IAS 7 and IAS 33 Earnings per Share. IFRS 18 introduces new requirements to: • Present specified categories and defined subtotals in the statement of profit or loss, including a new subtotal defined as operating profit. The new operating profit subtotal will be used as a starting point for the statement of cash flows • Provide disclosures on management-defined performance measures (MPMs) in the notes to the financial statements • Improve aggregation and disaggregation. An entity is required to apply IFRS 18 for annual reporting periods beginning on, or after, 1 January 2027, with earlier application permitted. The amendments to IAS 7 and IAS 33, as well as the revised IAS 8 and IFRS 7, become effective when an entity applies IFRS 18. IFRS 18 requires retrospective application with specific transition provisions. JDE Peet's anticipate that the application of these amendments will have impact on the consolidated financial statements in future periods. The Company has reviewed the impact of IFRS 18 and will adjust the accounting practices and financial reporting processes to comply with the standard which will be effective for annual reporting periods beginning on or after 1 January 2027,and is to be applied retrospectively for the comparative period. IFRS 18 will have impact on the entity's presentation in the consolidated income statement, statement of cash flows and the additional disclosures required for MPMs. At the moment, the Company is still in the process of evaluating the impact of IFRS 18, also given the intended acquisition by KDP, and cannot yet reliably estimate the monetary impact of reclassifications in the consolidated income statement and other schedules. 1.4 BASIS OF CONSOLIDATION The financial statements include the accounts of all subsidiaries in which the Company, directly or indirectly, has a controlling interest and associates. Subsidiaries—Subsidiaries are all entities over which the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases. Intergroup transactions, balances and unrealised gains and losses on transactions between companies within JDE Peet's are eliminated upon consolidation. Investments in associates—Associates are entities over which the Company has the ability to exercise significant influence but does not control. Generally, significant influence is presumed to exist when JDE Peet's holds 20% to 50% of the voting rights in an entity. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The investment in associates includes goodwill identified on acquisition, net of any accumulated impairment loss. JDE Peet's distinguishes between strategically important joint ventures and associates 11 and other joint ventures and associates. The share of strategically important joint ventures’ and associated companies’ result is disclosed separately within operating profit. The result from other joint ventures’ and associates is reported below operating profit. 1.5 MATERIAL ACCOUNTING POLICY INFORMATION, NOT ATTRIBUTABLE TO A SPECIFIC SECTION Leases - As lessee JDE Peet's leases various offices, warehouses, coffee stores, equipment and vehicles. Contracts may contain both lease and non-lease components. JDE Peet's has elected not to separate lease and non-lease components and instead accounts for these as a single lease component (gross approach). Leases are recognised and presented as right-of-use assets (within property, plant and equipment) with corresponding liabilities at the date at which the leased asset is available for use by JDE Peet's. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments: • Fixed payments (including in-substance fixed payments), less any lease incentives receivable • Variable lease payment that are based on an index or a rate, initially measured using the index or rate at the commencement date. Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases within JDE Peet's, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. To determine the incremental borrowing rate, JDE Peet's, where possible, uses recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received. JDE Peet's is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments, based on an index or rate, take effect, the lease liability is reassessed and adjusted against the right-of-use asset. Right-of-use assets are measured at cost comprising the following: • The amount of the initial measurement of lease liability • Any lease payments made at or before the commencement date less any lease incentives received • Any initial direct costs • Restoration costs. Right-of-use assets are generally depreciated over the shorter of the asset's estimated useful life and the lease term on a straight-line basis. If JDE Peet's is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s estimated useful life. Payments associated with short-term leases of equipment and vehicles and all leases of low-value assets are recognised on a straight-line basis as an expense in the income statement. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT equipment and small items of office furniture. Extension and termination options are included in a number of property and equipment leases across JDE Peet's. These are used to maximise operational flexibility in terms of managing the assets used in its operations. The majority of extension and termination options held are exercisable only by JDE Peet's and not by the respective lessor. In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). 12

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Exchange rates used in financial statements

The following exchange rates are the most relevant in the financial statements:

Currency	2025	2024
U.S. dollar		
Opening rate	0.966	0.906
Average	0.887	0.924
Ending rate	0.851	0.966
Brazilian real		
Opening rate	0.157	0.187
Average	0.159	0.172
Ending rate	0.155	0.157
Russian ruble		
Opening rate	0.009	0.010
Average	0.011	0.010
Ending rate	0.011	0.009
Pound Sterling		
Opening rate	1.209	1.153
Average	1.168	1.181
Ending rate	1.147	1.209
Australian dollar		
Opening rate	0.598	0.617
Average	0.572	0.610
Ending rate	0.568	0.598
Singapore dollar		
Opening rate	0.707	0.686
Average	0.678	0.692
Ending rate	0.662	0.707

IAS 29 Financial Reporting in Hyperinflationary Economies

Under IAS 29 Financial Reporting in Hyperinflationary Economies, non-monetary assets and liabilities stated at historical cost, equity and income statements of subsidiaries operating in hyperinflationary economies, are restated for changes in the general purchasing power of the local currency, applying a general price index. These remeasured accounts are used for conversion into euro at the period closing exchange rate. As a result, the balance sheet and net results of subsidiaries operating in hyperinflation economies are stated in terms of the measuring unit current at the end of the reporting period. JDE Peet's applied IAS 29 to its businesses in the Republic of Turkiye from the year ended 31 December 2022 through the sale of the subsidiary in 2025.

The following Turkish consumer price indices were used:

	Consumer Price Index
1 January 2024	1,859.38
31 December 2024 / 1 January 2025	2,684.55

Any net monetary gain or loss is recognised as part of the finance expense (see note 5.4). In 2025, the loss amounted to EUR 2 million (2024: EUR 15 million).

1.6 UPDATE ON THE WAR IN UKRAINE

JDE Peet's continuously monitors developments related to the war in Ukraine. Since the start of the conflict, the first priority has been, and continues to be, the safety and well-being of its employees in the region. In addition, JDE Peet's has continued to monitor EU and other applicable sanctions. Since the start of the war in Ukraine, the Company has not authorised new capital investments to increase factory capacity or expansion, and all cash dividend payments from the Russian business were cancelled. JDE Peet's has discontinued investments in advertising and promotion of its international brands in Russia. The factory based in Russia produces primarily on a local-for-local basis.

Since the start of the war, the Company has sought to ensure that its business in Russia is operated as a stand-alone business to the greatest extent reasonably possible. JDE Peet's business in Russia contributed approximately 6% (2024: 6%) to the Company's total revenues and comprises approximately 2% (2024: 1%) of total assets in 2025. Triggered by its stand-alone business operation and changing (sanction) regulations, JDE Peet's continued to assess whether it retained control over its Russian operations in accordance with IFRS 10 and concluded that it continued to have control over its Russian operations at 31 December 2025.

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Key accounting estimate and judgment - JDE Peet's continued to assess whether it retained control over its Russian operations in accordance with IFRS 10. The assessment considered whether JDE Peet's remains to have (1) power over the local business, (2) exposure or rights to variable returns from its involvement with the local business, and (3) the ability to use its power over the local business to affect returns. Based on the review of the aforementioned three key drivers, and although the Russian business operates as a stand-alone business to the greatest extent reasonably possible and sanction restrictions made doing business in Russia significantly more complex, JDE Peet's concluded that it continued to have control over its Russian operations at 31 December 2025.

Internal events and external circumstances occurring in Ukraine and Russia may result in indications for impairment. JDE Peet's frequently reviews the valuation of its assets in Russia and Ukraine, including an evaluation of the uncertainties resulting from the war on goodwill and other intangible assets of the wider LARMEA segment which it is part of. As part of the annual impairment testing of indefinite useful life assets, the increased risk of operating in Russia was considered in the WACC applied to cash flows originating from the Russian business, thereby impacting the recoverable value of related assets. In addition, the fixed assets owned by JDE Peet's in the Russian and Ukrainian markets were assessed, which has not led to additional impairments in 2025 and 2024.

At 31 December 2025 and throughout the year, assessments were made regarding the appropriate operating model for the Russian local market and how the changing circumstances affect related accounting judgements and disclosures. The outcomes of these assessments were incorporated accordingly in these financial statements. Furthermore, there are material exchange restrictions or controls related to the local currency (RUB), imposing difficulties on upstreaming of dividends or transferring funds.

In 2024, JDE Peet's obtained a license from the Dutch competent authorities under article 5n, paragraph 10 of EU Council Regulation No 833/2014. This license among other things, authorises JDE Peet's (including certain of its subsidiaries in the Netherlands) to continue providing services described in Article 5n of EU Council Regulation No 833/2014 to its Russian subsidiary. JDE Peet's has obtained renewals of this license, and the latest renewal is valid until 31 January 2027. In the event that future license renewals are not granted, JDE Peet's assessment regarding control over its Russian subsidiary could be materially impacted.

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2. GROUP OPERATING PERFORMANCE

2.1 SEGMENT INFORMATION

Basis of Segmentation

The Group's operating segments are determined based on the internal reporting provided to the Chief Operating Decision Maker (CODM), identified as the Chief Executive Officer. The operating segments are:

- Europe (excluding Eastern Europe)
- LARMEA (Latin America, United States, Middle East, Eastern Europe and Africa)
- APAC (Asia-Pacific)
- Peet's (primarily United States and China)

The operating segments are mainly separated based on geographical locations and, in the case of Peet's, different business model. None of the operating segments are aggregated as each segment has distinct economic characteristics. The accounting policies of the Group have been consistently applied to the segments.

Products and Services

Europe, LARMEA, and APAC primarily offer roast and ground coffee (multi-serve and single-serve), coffee pads and capsules, instant coffee, and tea, to specified geographical areas. The offering also includes Out-of-Home activities, providing hot beverage solutions and related services to businesses and institutions. Peet's offers whole bean coffee, beverages, tea, and related products through retail, e-commerce, and licensed stores and operates a different business model from other JDE Peet's brands. Further details on product groups are included in note 1.1.

Measurement of Segment Results

The CODM allocates resources and assesses segment performance using Segment Adjusted EBIT, which represents segment profit for the period before finance income and expense, income tax, and share of net result of associates, adjusted for items that are not considered part of normal operating activities. These adjustments, referred to as 'unusual costs', are applied consistently across segments and aim to provide a clearer view of underlying performance by excluding non-recurring income and/or cost, as well as items have an unusual nature from perspective of the operating segment, or are not within the control of the operating segment. These include:

- **ERP System Implementation Costs -** Incremental expenses incurred to implement and upgrade enterprise resource planning systems, including order, billing, payroll, and financial modules.

- **Transformation Activities and Corporate Actions -** This includes (reversals of) impairments of property, plant and equipment and costs to restructure (transform) the operations to improve efficiency over the long-term and related to strategic initiatives such as factory closures, changes in manufacturing footprint, and organizational redesign.

- **Share-Based Payment Expense -** Compensation costs that fluctuate based on market conditions and other factors, creating volatility that does not reflect underlying operational trends and are outside of JDE Peet's control.

- **Mark-to-Market Adjustments -** Unrealised and realised gains or losses on commodity derivatives used for economic hedging of input costs. These adjustments are excluded to reduce volatility caused by market forces, which are outside of JDE Peet's control. Unrealised mark-to-market adjustments relate to results on green coffee futures and other commodity derivative instruments for which JDE Peet's has not yet sold the underlying commodity. These results are excluded when calculating Segment Adjusted EBIT. Upon the subsequent sale of the underlying commodity to customers, the realised mark-to-market adjustments are recognised in Segment Adjusted EBIT.

- **Merger and Acquisition-Related Items -** Costs incurred during acquisitions and integrations, including legal and consulting fees, amortization of acquired intangibles, fair value adjustments, and divestment-related expenses. Furthermore, this category includes impairments of intangible assets recognised or remeasured as part of purchase price allocations.

In general, Segment Adjusted EBIT includes directly attributable items that are part of daily operations. 'Unallocated' is comprised of revenues and expenses that are not earned or incurred through the operating segments, such as, other revenue, head office costs and intersegment eliminations. Segment Adjusted EBIT includes intercompany transactions, but these are eliminated within "Unallocated".

Apart from Segment revenue and Segment Adjusted EBIT no other segment components of profit and loss, assets or liabilities are reported to the CODM.

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Reconciliation to Consolidated Totals

Revenue (in EUR million):

	2025	2024
Europe	5,115	4,717
LARMEA	2,638	2,030
Peet's	1,298	1,257
APAC	834	796
Total reportable segments	**9,885**	**8,800**
Unallocated	36	37
Total	**9,921**	**8,837**

The total of Segment Adjusted EBIT is reconciled to Profit before income taxes as follows (in EUR million):

	2025	2024
Europe	993	1,041
LARMEA	321	223
Peet's	141	184
APAC	137	143
Total of Segment Adjusted EBIT	**1,592**	**1,591**
Unallocated	(297)	(314)
ERP system implementation	(22)	(16)
Transformation activities and corporate actions[6]	(223)	(60)
Share-based payment expense	(100)	(17)
Mark-to-market results	2	4
Amortisation acquired intangible assets and M&A/Deal costs[7]	(195)	(132)
Finance income	385	95
Finance expense	(164)	(358)
Share of net profit / (loss) of associates	(2)	(3)
Profit before income taxes	**976**	**790**

Segment Adjusted EBIT includes the following amounts of depreciation and amortisation expenses (in EUR million):

	2025	2024
Europe	133	133
LARMEA	37	34
Peet's	77	84
APAC	25	31
Total reportable segments	**272**	**282**
Unallocated	25	28
Total	**297**	**310**

Entity-wide disclosures:

The total revenue from external customers, broken down by the location of the selling entity is shown in the following table (in percentages of total revenue):

	2025	2024
Brazil	14%	11%
United States	12%	13%
France	12%	12%
Germany	8%	9%
Netherlands	7%	9%
Rest of world[8]	47%	46%
Total revenue	**100%**	**100%**

No single customer amounted to 10% or more of JDE Peet's revenue in either 2025 or 2024.

[6] Impairments and expenses for several cost-saving initiatives were included in 2025 and 2024. See also notes 3.4 and 9.2.

[7] This includes amortisation and impairments for an amount of EUR 91 million (2024: EUR 120 million) related to intangible assets recognised or remeasured as part of purchase price allocations.

[8] There is no individual country material to be disclosed separately.

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2.2 REVENUE

Revenue recognition—JDE Peet's recognises revenue in accordance with the five-step model introduced by IFRS 15. Revenue is measured based on the consideration to which it expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. JDE Peet's recognises sales when the control is transferred and the performance obligation is satisfied and when specific criteria have been met for each of the activities as described below. Revenue is recognised when the goods and services are delivered at a point in time or over time, depending on the nature of transaction. Sales of goods are typically recognised at a point in time, where the revenue related to the Out-of-Home customer can be recognised at a point in time or over time. Revenue taxes collected from customers are excluded from revenue and the obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities. JDE Peet's bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Contracts with Out-of-Home customers—Contracts with Out-of-Home customers may include multiple element arrangements where performance obligations include both the delivery of products and the lease or sale of coffee equipment. In some instances, the coffee equipment is provided for free, but the customer agrees to purchase and use JDE Peet's products. Such contracts may be inclusive of free maintenance of the coffee equipment for a specific period. In such situations, JDE Peet's separates the sales transaction into the identifiable performance obligations in order to reflect the substance of the transaction based on the stand-alone selling prices of these obligations. JDE Peet's assesses the stand-alone selling prices available for the individual components and allocates the revenue of the total transaction in accordance with IFRS 15 Revenue from Contracts with Customers. Revenue derived from a sale of coffee equipment is recognised at a point in time. Revenue derived from operating lease and maintenance contracts are recognised overtime, the duration of these contracts is between 1 to 5 years.

Customer loyalty programmes—JDE Peet's has a customer loyalty programme in the Netherlands whereby consumers collect points (award credits) towards merchandise. The customer loyalty programme has separate performance obligations whereby the consumer is purchasing the products as well as the award credit. The revenue associated with the award credit is derived from the product stand-alone selling price and is deferred and recognised separately as a liability at the time of the initial sale. The estimation of this stand-alone selling price of the award credits includes consideration of the proportion of the awards expected to be redeemed. The contract liability is included in trade and other payables in the statement of financial position, is recognised at a point in time when fulfilled. In line with IAS 1, the customer loyalty programme's' contract liability is classified as current. Further information on the liability balances is provided in Note 4.3.

JDE Peet's revenue consists of the following:

- **Product sales to third parties (coffee, tea, other food and beverage)**—The conditions above are generally met when the control of the products of categories coffee, tea and other food and beverage is transferred to distributors, resellers or end customers. In particular, title usually transfers upon receipt of the product at the customers' locations, or upon shipment, as determined by the specific sales terms of the transactions. Revenue from owned coffee stores are presented net of discounts and recognised at the point of sale for food and beverage products sold.
- **Services (lease revenue and maintenance fees)**—JDE Peet's leases coffee machines as a service to certain of its Out-of-Home customers. Income from these leases is recognised in the income statement based on the policy for leases. In addition, maintenance fees are received related to its Out-of-Home machines, which are recognised on an accrual basis in accordance with the substance of the relevant agreements. Revenue from fixed-price contracts is generally recognised in the period that the maintenance services are rendered, using a straight-line basis over the term of the contract.

Revenues described above are recognised for individual components and the revenue of the total transaction price is allocated to the individual components by reference to their stand-alone selling price. Trade allowances and product returns are estimated based on historical results taking into consideration the customer, transaction and specifics of each arrangement while also taken into account forward looking information. JDE Peet's provides a variety of sales incentives to resellers and consumers of its products, and the policies regarding the recognition and presentation of these incentives within the income statement are as follows.

Included in revenue:

- **Discounts, coupons and rebates**—The reduction of the transaction price of these non-volume-based incentives is recognised at a point in time at the later of the date at which the related sale is recognised or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors, including historical utilisation and redemption rates. These incentives are settled in cash and are included in the determination of sales.
- **Listing fees**—Certain retailers require the payment of listing fees in order to provide space for JDE Peet's products on the retailer's store shelves. These amounts are included in the transaction price.
- **Volume-based incentives**—These incentives typically involve rebates or refunds of a specified amount of cash if the reseller reaches a specified level of sales, taking into account applicable competition laws. Under incentive programmes of this nature, the incentive is estimated and a portion of the incentive is allocated to reduce each underlying sales transaction with the customer overtime.

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- **Cooperative advertising**—Under these arrangements, JDE Peet's agrees to reimburse the reseller for a portion of the costs incurred by the reseller to advertise and promote certain of its products. These expenses are inseparable from the revenue generated by product sales. As such, for the majority of cases the cost of cooperative advertising programmes are recognised as a reduction to the transaction price, unless the services are considered distinct which would result in the recognition of the costs as advertising costs.
- **Fixtures and racks**—Store fixtures and racks are provided to retailers to display certain products of JDE Peet's. The costs of these fixtures and racks are recognised as a reduction of the transaction price as the costs are inherently linked to the sale of our products.

Key accounting estimate and judgement—Revenue is recognised for individual performance obligations and the total transaction price is allocated to the individual components by reference to their stand-alone selling price. JDE Peet's estimates trade allowances and product returns based on credit risk characteristics of the customer, the days past due, the transaction and specifics of each arrangement. As described above, JDE Peet's has a variety of sales incentives, sales returns and marketing accruals. Measuring the fair value of these incentives requires, in many cases, estimating future customer utilisation, redemption rates and relative fair value. These incentives include coupons that have a prescribed value. Historical data for similar transactions is used in estimating the fair value of incentive programmes. These estimates are reviewed each period and adjusted based upon actual experience and other available information. Additionally, JDE Peet's has a significant number of trade incentive programmes and other factors outside of its control that impact the ultimate cost of these incentives. Any significant change in these estimates could potentially have a material impact on revenue and profits especially in areas where estimation uncertainty is higher.

The total revenue broken down by products and services is shown in the following table (in EUR million):

	2025	2024
Coffee	8,903	7,708
Tea	214	289
Other food and beverage	653	660
Services[9]	151	180
Total	**9,921**	**8,837**

The disaggregated revenue composition is consistent with the operating segment revenue.

2.3 EXPENSES BY NATURE

Expenses—Expenses are recognised based on the accrual basis of accounting. This means that expenses are recognised when the product is received or the service is provided regardless of when cash outflow takes place. In relation to the expenses recognised in relation to depreciation, amortisation and impairments, reference is made to the specific accounting policy information as is included in notes 3.2 and 3.4. In relation to the costs as expensed in relation to inventory, reference is made to the specific accounting policy as is included in note 4.1.

The aggregate of cost of sales and selling, general and administrative expenses is specified by nature as follows (in EUR million):

	Note	2025	2024
Cost of product[10]		5,974	4,718
Employee benefit expenses		1,340	1,255
Other selling, general and administrative expenses[11]		1,336	1,345
Depreciation, amortisation and impairment	3.2, 3.4	443	457
Restructuring and restructuring related expenses		71	6
Total		**9,164**	**7,781**

[9] The "Services" category comprises lease income derived from the operational leasing of professional coffee machines to Out-of-Home customers.
[10] Cost of product mainly consists of raw materials (green coffee beans, tea leaves and other materials) for 76% (2024: 68%), packaging 9% (2024: 11%), coffee taxes 2% (2024: 4%) and inbound freight 2% (2024: 2%).
[11] Other selling, general and administrative expenses in the table above include costs for advertising and promotion, distribution, repairs, maintenance and utilities, as well as impairment charges on trade receivables, for which reference is made to note 4.2.

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Employee benefit expense can be broken down as follows (in EUR million):

	2025	2024
Wages and salaries	1,052	1,044
Social security charges	139	147
Pension costs	49	48
Share-based payments	100	16
Total	**1,340**	**1,255**

2.4 EARNINGS PER SHARE

Basic earnings per share (EPS) is calculated by dividing the profit for the year attributable to the owners of the Company by the time-weighted average number of ordinary shares outstanding during the year.

Diluted EPS is calculated by dividing the profit attributable to the owners of the Company by the time-weighted average number of ordinary shares outstanding during the year adjusted for the time-weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares. At both the level of the Company, and subsidiary level, there are share-based payment plans that should be considered in the earnings per share calculation. The share-based payments plans at the subsidiary level are taken into consideration in the determination of the profit attributable to owners of the Company.

Participants receive listed shares in the Company upon vesting and the Company has the obligation to deliver the shares, diluting the shares of the Company. The conversion rates used in the earnings per share calculation are similar to the conversion rates used in the share-based payment calculations. For further details on the conversion rates and valuation techniques refer to note 7.1.

The calculation of the basic and diluted earnings per share is based on the following data:

	2025	2024
Earnings for the purposes of basic earnings per share being profit attributable to owners of the Company (in EUR million)	**796**	**561**
Number of shares		
Time-weighted average number of ordinary shares for the purposes of basic earnings per share	485,497,617	486,961,255
Adjustment for the calculation of diluted earnings per share: Share-based payment plans	9,109,420	7,732,384
Time-weighted average number of ordinary shares for the purposes of diluted earnings per share	**494,607,037**	**494,693,639**
Basic EPS (in EUR)	1.64	1.15
Diluted EPS (in EUR)	1.61	1.13

The total number of shares outstanding (excluding treasury shares) at 31 December 2025 was 484,486,123 (2024: 488,178,642). At 31 December 2025, the Company held 3,692,519 shares in Treasury Stock (2024: nil).

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3. STRATEGIC INVESTMENTS AND DIVESTMENTS

3.1 BUSINESS COMBINATIONS

JDE Peet's applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued and includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisitions where a sequence of transactions begins with JDE Peet's gaining control, followed by acquiring additional ownership interests shortly thereafter, typical in public offers where offers are made to a group of shareholders, are accounted for as a single transaction. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and (contingent) liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, with limited exceptions as allowed under IFRS 3.

- Deferred tax assets and liabilities are recognised and measured at acquisition date in accordance with IAS 12.
- Assets and liabilities related to employee benefit arrangements are recognised and measured at acquisition date in accordance with IAS 19.
- Share-based payments arrangements are measured at acquisition date in accordance with IFRS 2.

On an acquisition-by-acquisition basis, JDE Peet's recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest's proportionate share of the acquiree's net assets.

The excess of the consideration transferred over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed is recognised as goodwill. To the extent applicable, any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree are added to consideration transferred for purposes of calculating goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the income statement.

The reconciliation of the carrying amount of goodwill is included in note 3.2.

Business Combinations under Common Control—A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination and the control is not transitory. JDE Peet's adopted accounting principles similar to the pooling-of-interest method. Under this method, the assets and liabilities of the acquired entity are recognised at the same book values as the ultimate parent entity's consolidated financial statements (adjusted for the alignment of accounting policies and applicable GAAP applied by the companies involved). The difference, if any, between the carrying value of the net assets acquired and the consideration paid by the Group is recognised in Equity.

Key accounting estimate and judgement—The purchase price allocation includes fair values of assets and (contingent) liabilities that are based on information available at the time of determining those values. The valuation method of determining the fair value depends on the facts and circumstances relating to the specific asset and liability.

Acquisitions during 2025

During 2025, there were no business combinations.

Acquisitions during 2024

Caribou—On 26 March 2024, JDE Peet's completed a long-term global license agreement to manufacture, market and sell Caribou consumer and foodservice coffee products, excluding Caribou coffeehouses, for a total consideration of EUR 245 million. These activities were carved-out into a separate legal entity, JDEP Blue Moon, Inc., of which all shares were transferred to JDE Peet's upon completion. The transaction provides JDE Peet's a strong platform to expand its premium coffee portfolio in North America. Under the terms of the agreement, JDE Peet's acquired Caribou's roasting operations in Minneapolis, Minnesota. The two companies, JDE Peet's and Caribou Coffee Operating Company, Inc, have also reached a long-term strategic arrangement under which JDE Peet's will supply coffee products for sale in Caribou's coffeehouses. The Caribou business was part of the JAB group of companies (see also note 7.2) and consequently the accounting method of a business combination under common control was applied.

The difference between the purchase consideration and the book values of the acquired assets and liabilities amounted to EUR 163 million and was recognised in equity. Acquisition-related costs amounted to EUR 5 million.

The following table summarises the considerations paid and the book value of recognised assets and (contingent) liabilities at the acquisition date (in EUR million): Caribou Property, plant and equipment 10 Deferred tax assets 60 Inventories 7 Trade and other receivables 11 Other non-current financial liabilities (3) Trade and other payables (3) Net assets acquired 82 Consideration above net asset value - recognised in equity 163 Total consideration in cash for the acquisition 245 Cash considerations paid in 2024 245 Total consideration in cash for the acquisition 245 If Caribou would have been included in JDE Peet’s results an entire year (in the year of acquisition), the revenue and net loss would have been EUR 75 million and EUR (2) million, respectively. Maratá—On 4 January 2024, JDE Peet's completed the acquisition of all shares in the Brazilian coffee & tea business Indústrias Alimentícias Maratá Ltda (Maratá) from JAV Indústria de Alimentos Ltda for a total purchase consideration of EUR 682 million, net of cash acquired. The acquisition expands JDE Peet’s emerging markets presence. Maratá’s coffee & tea business is predominantly present in the northern part of Brazil through its long-standing and well-known brands Café Maratá and Chá Maratá. JDE Peet's applied the acquisition method to account for the Maratá business combination and included assets and liabilities at fair value in accordance with IFRS 3, with some minor exceptions as allowed under IFRS 3. Consequently, purchase price allocation of all identifiable assets and (contingent) liabilities acquired were performed. The purchase price allocation was finalised in the year 2024. Through contractual arrangements, Maratá is fully in control over the coffee & tea trademarks. The goodwill is recognised within the LARMEA segment and is attributable to synergies between JDE Peet’s and Maratá. The goodwill is deductible for tax purposes. Acquisition-related costs amounted to EUR 9 million. No changes to the initial valuation of the identifiable assets acquired or liabilities assumed were recognised. The assets and liabilities acquired in the transaction include the recognition of a contingent asset and contingent liabilities. It was agreed that JAV would indemnify JDE Brazil for any risks up to 15% of the initial purchase price, equivalent to approx. BRL 500 million (EUR 77 million at 31 December 2025 and EUR 78 million at 31 December 2024). The fair value of the risks are recognised as a provision and income tax payable, which were fully offset by an indemnification asset recognised within Trade and other receivables. The following table summarises the considerations paid and the fair values of assets and (contingent) liabilities acquired at the acquisition date (EUR million): Maratá Property, plant and equipment 30 Other non-current assets 2 Deferred tax assets 1 Inventories 29 Income tax receivable 6 Trade and other receivables 69 Non-current borrowings (1) Provisions (28) Other non-current liabilities (2) Trade and other payables (4) Income tax liability (5) Net assets acquired 97 Goodwill 399 Trademarks 186 Total consideration in cash for the acquisition 682 Cash consideration paid in 2024 682 Total consideration in cash for the acquisition 682 In 2024, Maratá contributed revenue of EUR 317 million and a net profit of EUR 38 million. 21 3.2 GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill—Goodwill represents the excess of the consideration transferred in an acquisition over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in goodwill and other intangible assets on the statement of financial position. To the extent applicable, any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree are added to consideration transferred for purposes of calculating goodwill. Goodwill is not amortised but is tested annually for impairment, or more frequently when events are identified which require an impairment test, and is carried at cost less accumulated impairment losses (see note 3.3). Trademarks and other identifiable intangible assets—The primary identifiable intangible assets of JDE Peet's are trademarks, brands and other identifiable intangible assets, being mainly customer relationships and technologies, that were acquired in business combinations. Trademarks, brands, customer relationships and technologies are recognised at fair value at acquisition date. The useful life of an intangible asset is assessed as being either finite or indefinite. An intangible asset is regarded as having an indefinite useful life when, based on all of the relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity. The term 'indefinite' does not mean 'infinite'. There is no expectation that the cash inflows generated by the asset will go on forever; instead there is no foreseeable point at which the cash inflows will cease. Trademarks with a finite useful life are based on such things as the years that this trademark is in place and cash inflows generated thus far. Trademarks, brands, customer relationships and technologies that have a definite useful life are tested when events are identified which require an impairment test. These intangibles are carried at cost less accumulated amortisation and impairment losses. Amortisation is calculated using the straight-line method to allocate the cost of trademarks, brands, customer relationships and acquired technologies over their estimated useful lives. Software—Software is a separately acquired intangible asset, which is initially measured at cost. After initial recognition, software should be carried at its cost less any accumulated amortisation and any accumulated impairment losses. Software is amortised on a straight-line basis over their estimated useful lives. The estimated useful lives, which are reviewed annually and adjusted if appropriate and are presented as follows: Trademarks & brands 10 to 30 years, or indefinite Customer relationships 4 to 15 years Acquired technologies 7 to 20 years Software 1 to 8 years Other 5 to 12 years 22

23

The movements of the goodwill and other intangible assets are as follows (in EUR million):

	Goodwill	Trademarks and brands	Computer software	Technologies	Customer relationships	Other intangible assets	Total
Balance at 1 January 2024	**12,310**	**4,204**	**60**	**62**	**91**	**—**	**16,727**
Acquisitions in business combinations	399	186	—	—	—	—	585
Capital expenditures	—	—	25	—	—	9	34
Foreign currency translation	(68)	(11)	1	—	1	—	(77)
Amortisation expense	—	(57)	(20)	(14)	(20)	(1)	(112)
Impairments	—	(31)	—	—	—	—	(31)
Other	—	(2)	—	—	—	—	(2)
Balance at 31 December 2024	**12,641**	**4,289**	**66**	**48**	**72**	**8**	**17,124**
Cost	12,641	5,103	235	196	304	30	18,509
Accumulated amortisation	—	(814)	(169)	(148)	(232)	(22)	(1,385)
Balance at 31 December 2024	**12,641**	**4,289**	**66**	**48**	**72**	**8**	**17,124**
Application of hyperinflationary accounting	(2)	—	—	—	—	—	(2)
Balance at 1 January 2025	**12,639**	**4,289**	**66**	**48**	**72**	**8**	**17,122**
Capital expenditures	—	—	9	—	—	6	15
Foreign currency translation	(145)	(45)	(2)	—	(2)	—	(194)
Impairments	—	(1)	(1)	—	—	—	(2)
Amortisation expense	—	(64)	(19)	(13)	(18)	—	(114)
Other[12]	(46)	1	8	—	—	(7)	(44)
Balance at 31 December 2025	**12,448**	**4,180**	**61**	**35**	**52**	**7**	**16,783**
Cost	12,448	5,014	233	196	282	19	18,192
Accumulated amortisation	—	(834)	(172)	(161)	(230)	(12)	(1,409)
Balance at 31 December 2025	**12,448**	**4,180**	**61**	**35**	**52**	**7**	**16,783**

[12] Included in the "Other" category under Goodwill is EUR 43 million in relation to the divestment of activities in Turkey. Under Other Intangible assets an amount of EUR 5 million was transferred to assets held for sale.

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Amortisation expense is included in the income statement as follows (in EUR million):

	2025	2024
Cost of sales	(5)	(2)
Selling, general and administrative expenses	(109)	(110)
Total	**(114)**	**(112)**

At 31 December, the principal acquired brands, all of which are regarded as having indefinite useful economic lives, are as follows (in EUR million):

	2025	2024
JACOBS	1,048	1,048
Douwe Egberts	668	668
Kenco	412	412
Moccona	214	214
Peet's	182	206
Pickwick	175	175
Gevalia	134	134
Maxwell House	118	118
Pilão	11	12
Friele	40	40
Other brands	43	49
Total	**3,045**	**3,076**

3.3 IMPAIRMENT OF NON-CURRENT ASSETS

Assets that are subject to amortisation or depreciation are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. Assets that have an indefinite useful life, such as trademarks and brands, are not subject to amortisation and are tested at least annually for impairment or when events or circumstances indicate that the carrying amount may not be recoverable. When events or circumstances indicate that an individual asset is not recoverable the asset is tested on an individual basis.

Goodwill is tested for impairment on the last day of the third quarter of the year, and whenever a significant event occurs or circumstances change that might reduce the recoverable amount of the goodwill. If the recoverable amount of a cash-generating unit (CGU) or a group of CGUs is less than its carrying amount, the impairment loss is first allocated to goodwill. Any remaining impairment loss is allocated to all remaining assets in the CGU or group of CGUs. Impairment losses on goodwill are not reversed.

Goodwill is allocated to groups of CGUs for the purpose of impairment testing. The allocation is made to those groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified consistent with the operating segment before any aggregation.

An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less cost of disposal (FVLCD) or value-in-use (VIU). For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows. Non-financial assets, other than goodwill that is impaired, are reviewed for possible reversal of the impairment at each reporting date.

Key accounting estimate and judgement—Determining whether goodwill is impaired requires an estimation of the VIU of the group of CGUs to which goodwill has been allocated. The VIU calculation requires management to estimate future cash flows expected to arise from the CGU and a suitable discount rate to calculate present value. If the actual future cash flows are less than expected, an impairment loss may arise. VIU is a valuation derived from the discounted future cash flows of the CGUs. Cash flow projections were made for 7 years, which were approved by the Board of Director of which 5 years were included in the cash flow forecast and of which the first year is aligned to the budget for the following year. The growth rates for the sixth year are based on the average of the fifth and seventh year. The cash flows after the 6-year period are extrapolated using a terminal growth rate equal to the inflation assumption to determine the terminal value. The coffee price growth per year is assumed to be the expected country-specific annual long-term inflation, which is based on external sources. A CGU-specific pre-tax Weighted-Average Cost of Capital (WACC) was applied. The cash flow projections in the impairment assessment include financial impacts in relation to executing the environmental strategy.

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JDE Peet's reviews these estimates at least annually as of the date of each impairment test and believes them to be appropriate. However, changes in these estimates could change the outcomes of the impairment reviews and therefore affect future financial results, the effects of which would be recognised in the income statement, through operating profit.

The carrying amount of goodwill at 31 December 2025 is EUR 12,448 million (2024: EUR 12,641 million) and indefinite life intangible assets EUR 3,045 million (2024: EUR 3,076 million). The movement over the year is explained by foreign currency translation adjustments.

The share of carrying value of the indefinite lived brands over the segments is as follows:

	2025	2024
Europe	80 %	79 %
LARMEA	5 %	5 %
Peet's	7 %	8 %
APAC	8 %	8 %
Total	**100 %**	**100 %**

As part of the overall impairment test performed with the measurement date 30 September 2025, also the recoverability of the CGUs carrying these trademarks was assessed, concluding no impairments to be recognised.

Goodwill is monitored by management at the operating segment level.

The following is a summary of goodwill allocation for each operating segment at 31 December (in EUR million):

	2025	2024
Europe	9,751	9,758
LARMEA	915	945
Peet's	687	779
APAC	1,095	1,159
Total	**12,448**	**12,641**

Key assumptions

Key assumptions used in the calculation of the VIU are the EBITDA margin growth and the KDP bid, the discount rate applied to the projected cash flows and the terminal growth rate. The EBITDA margin growth is a combination of past experiences and JDE Peet's "Reignite the amazing" strategy by market, category and brand. The discount rate is the pre-tax rate WACC, which includes inputs of cost of equity (calculated using the risk-free rate, systematic market risk and risk premium) and cost of debt (yield to maturity on debt). The WACC includes an additional risk premium in relation to the realisation of the cash flow projections. The terminal growth rate is equal to the long-term annual inflation rate specific to the asset or CGU. The KDP bid price in current year is treated as indicative of the entity's fair value and the segments' total recoverable amounts are reconciled to that bid price. For some intangible assets, management expects to achieve growth driven by sales, marketing and distribution expertise, which is significantly in excess of the terminal growth rates for the applicable countries or regions. In these circumstances, the recoverable amount is calculated based on the following inputs: the annual growth rate of the country's gross domestic product, aggregated with its inflation rate and adjusted according to the specific asset or CGU.

The terminal growth rate is assumed equal to the long-term annual inflation rate of the country. For brands, the assumptions are based on a weighted-average taking into account the country or countries where sales are made.

The key assumptions (pre-tax discount rates, terminal growth rates and EBITDA margin growth) used to calculate the VIU for impairment testing are included in the following table (in percentage):

	2025			2024		
	Pre-tax discount rate	Terminal growth rate	EBITDA margin growth	Pre-tax discount rate	Terminal growth rate	EBITDA margin growth
Europe	8.3 - 12.5 %	1.6 %	0.1 %	9.5 - 14.9 %	1.6 %	1.4 %
LARMEA	9.0 - 28.2 %	3.4 %	(0.5)%	9.3 - 28.1 %	3.5 %	1.1 %
Peet's	10.7 %	1.8 %	(0.4)%	10.2 %	1.7 %	(0.4)%
APAC	8.8 - 9.4 %	1.7 %	(0.9)%	10.5 - 10.9 %	1.7 %	0.7 %

Sensitivity

Management performed sensitivity analysis around the key assumptions. Management believes that no reasonable possible changes in key assumptions would cause, in isolation, the recoverable amount of the significant group of cash generating units to be less than the carrying value.

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3.4 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at historical cost, less accumulated depreciation and any impairment losses. The cost of purchased property, plant and equipment is the value of the consideration given to acquire the assets and the value of other directly attributable costs including, for qualifying assets, capitalised borrowing costs and asset retirement obligations. Leasehold improvements and other property additions and improvements are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to JDE Peet's and the cost of the item can be measured reliably. The carrying amount of any replaced part is derecognised at the time it is disposed and charged to expense. All repair and maintenance costs are charged to expense as incurred.

Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, except land and assets under construction which are not depreciated. JDE Peet's believes that the wear and tear on each category of assets is spread evenly over the useful life. The estimated useful lives, which are reviewed annually and adjusted if appropriate, are presented as follows:

Buildings and improvements	up to 40 years
Leasehold improvements	10 to 20 years
Machinery and equipment	up to 25 years

The assets' residual values are reviewed annually and adjusted, if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount of the assets and are recognised in the income statement within selling, general and administrative expenses. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount.

Key accounting estimate and judgement—With respect to impairment of long lived assets, judgements are made related to the expected useful lives of long-lived assets and their ability to realise undiscounted cash flows in excess of the carrying amounts of such assets which are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance. In assessing the remaining useful lives JDE Peet's concluded that there is no material impact from climate risk.

The composition of property, plant and equipment is as follows (in EUR million):

	Note	2025	2024
Property, plant and equipment - owned assets	3.4.1	1,557	1,593
Right of use assets	3.4.2	230	266
Total		**1,787**	**1,859**

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3.4.1 PROPERTY, PLANT AND EQUIPMENT - OWNED ASSETS

The movements of the property, plant and equipment are as follows (in EUR million):

	Land and buildings	Machinery and equipment	Assets under construction	Other	Total
Balance at 1 January 2024	**426**	**824**	**211**	**14**	**1,475**
Application of hyperinflationary accounting	44	—	—	—	44
Acquisitions in business combinations	13	23	1	—	37
Capital expenditures	11	103	181	1	296
Disposals/other	(3)	(16)	(2)	—	(21)
Impairment	(16)	(10)	(3)	—	(29)
Foreign currency translation	(1)	(16)	(1)	—	(18)
Depreciation expense	(32)	(164)	—	(3)	(199)
Transfers	53	96	(144)	3	8
Balance at 31 December 2024	**495**	**840**	**243**	**15**	**1,593**
Cost	903	2,265	243	64	3,475
Accumulated depreciation	(408)	(1,425)	—	(49)	(1,882)
Balance at 31 December 2024	**495**	**840**	**243**	**15**	**1,593**
Application of hyperinflationary accounting	(6)	—	—	—	(6)
Capital expenditures	11	87	187	1	286
Disposals/other	(42)	(14)	(2)	(1)	(59)
Impairment	(10)	(18)	(21)	—	(49)
Foreign currency translation	(1)	5	—	—	4
Depreciation expense	(33)	(161)	—	(2)	(196)
Transfers	15	117	(150)	2	(16)
Balance at 31 December 2025	**429**	**856**	**257**	**15**	**1,557**
Cost	835	2,379	257	61	3,532
Accumulated depreciation	(406)	(1,523)	—	(46)	(1,975)
Balance at 31 December 2025	**429**	**856**	**257**	**15**	**1,557**

Assets under construction primarily relate to production lines and buildings.

The impairment charge recognised in 2025 mainly related to the closure of the activities in a location in the United Kingdom, as well as the write-down of equipment at a production site in France.

3.4.2 RIGHT OF USE ASSETS

The movements of the right-of-use assets are as follows (in EUR million):

	Right-of-use real estate	Right-of-use vehicles	Right-of-use other	Total
Balance at 1 January 2024	**211**	**30**	**3**	**244**
Acquisitions in business combinations	3	—	—	3
Recognition right-of-use asset	66	25	1	92
Remeasurement/other	(2)	4	—	2
Foreign currency translation	8	—	1	9
Depreciation expense	(65)	(18)	(3)	(86)
Transfers	1	1	—	2
Balance at 31 December 2024	**222**	**42**	**2**	**266**
Cost	488	83	12	583
Accumulated depreciation	(266)	(41)	(10)	(317)
Balance at 31 December 2024	**222**	**42**	**2**	**266**
Recognition right-of-use asset	40	20	6	66
Impairments	(4)	—	—	(4)
Remeasurement/other	(1)	—	(1)	(2)
Foreign currency translation	(18)	(2)	—	(20)
Depreciation expense	(56)	(19)	(3)	(78)
Transfers	1	1	—	2
Balance at 31 December 2025	**184**	**42**	**4**	**230**
Cost	456	84	16	556
Accumulated depreciation	(272)	(42)	(12)	(326)
Balance at 31 December 2025	**184**	**42**	**4**	**230**

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Depreciation expense included in the income statement for the period is as follows (in EUR million):

	2025	2024
Cost of sales	(195)	(205)
Selling, general and administrative expenses	(79)	(80)
Total	**(274)**	**(285)**

JDE Peet's leases various offices, warehouses, coffee stores, equipment and vehicles. Expenses for short-term leases, low value leases and variable lease payments amounted to EUR 19 million (2024: EUR 20 million) and were charged to the income statement. There are no significant lease commitments for leases not commenced at year-end.

JDE Peet's incurred interest expenses on the lease liability of EUR 14 million (2024: EUR 11 million). For lease liabilities, refer to note 5.2. and for the contractual maturity analysis of lease liabilities refer to note 6.4.

The total cash outflow for leases amounted to EUR 104 million (2024: EUR 111 million).

3.5 ASSETS AND LIABILITIES HELD FOR SALE

Assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered primarily through a sale rather than through ongoing use. JDE Peet's applies held for sale classification only when management is committed to the sale, the assets are ready for immediate sale in their present condition, are expected to be sold within 12 months, and the sale is considered highly probable.

Non-current assets (and disposal groups) classified as held for sale are valued at the lower of their carrying amount and fair value less costs of disposal. Non-current assets held for sale are no longer depreciated. When equity-accounted investees meet the criteria to be classified as held for sale, equity accounting ceases at the time of reclassification.

Where a disposal group includes a non-controlling interest, this interest continues to be presented within equity in accordance with IFRS 10.

As part of the strategic changes introduced in 2025, the Company determined that certain business activities satisfy the requirements for classification as held for sale under IFRS 5. Consequently, the associated assets and liabilities were grouped together and reclassified on the statement of financial position as 'assets held for sale' and 'liabilities held for sale.' The carrying amounts of these assets and liabilities are EUR 39 million and EUR 9 million, respectively.

The assets and liabilities include (in EUR million):

	2025
Property, plant and equipment	11
Intangible assets	5
Inventory	14
Trade and other receivables	6
Cash and cash equivalents	3
Total assets held for sale	**39**
Provisions	1
Borrowings	1
Trade and other payables	6
Income tax liability	1
Total liabilities held for sale	**9**

In 2024, no assets or liabilities were classified as held for sale.

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4. WORKING CAPITAL

4.1 INVENTORIES

Inventories are stated at the lower of cost or net realisable value. Cost is determined by the first-in, first-out method and includes the impact of rebates, discounts and other cash consideration received from a vendor related to inventory purchases and the reclassification from equity of any gains or losses on qualifying cash flow hedges relating to purchases of raw material. The cost of finished goods and work in progress comprises package design costs, raw materials, direct labour, and other direct costs, including transportation costs incurred in bringing inventories to their location immediately prior to external sale, and condition and related production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses (i.e. less all estimated costs of completion and costs necessary to make the sale). In addition, inventories include coffee machines that have not yet been leased.

The composition of inventories is as follows (in EUR million):

	2025	2024
Raw materials (including packaging)	1,016	923
Work in progress	168	184
Finished goods (including Out-of-Home machines)	830	597
	2,014	**1,704**
Provision for write downs	(32)	(29)
Total	**1,982**	**1,675**

The amount added to the provision is EUR 1 million (2024: EUR 5 million). Reference is made to note 2.3 for the amount of inventories directly recognised as an expense during the period.

4.2 TRADE AND OTHER RECEIVABLES

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. If collection is expected in 12 months or less, they are classified as current. If not, then they are presented as non-current assets. Trade receivables are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method, less a provision for impairment.

The composition of trade and other receivables is as follows (in EUR million):

	2025	2024
Trade receivables	738	666
Provision for impairment of trade receivables	(18)	(23)
Trade receivables—net	**720**	**643**
Prepaid non-income taxes	113	122
Prepaid assets	67	61
Contingent assets recognised upon acquisition of a business	20	25
Lease receivable	3	2
Deposits	4	5
Other	42	35
Total	**969**	**893**

The charge to, and release of, the provision for impaired receivables are included in selling, general and administrative expenses in the income statement, whereby receivables are all assessed on an individual basis. During 2025, an amount of EUR 3 million was charged (2024: EUR 8 million) and an amount of EUR 2 million was released (2024: EUR 11 million) to the income statement. Amounts charged to the provision are generally written-off when there is no expectation of recovery.

At 31 December 2025, an amount of EUR 101 million (2024: EUR 67 million) was past due, of which EUR 23 million was due more than 30 days (2024: EUR 11 million). Trade receivables not past due at 31 December 2025, were fully performing. Information about the impairment of trade receivables and exposure to credit risk, market risk and liquidity risk can be found in note 6 Financial risk management.

The carrying amount of the trade and other receivables is considered a close approximation of their fair value due to their short maturity.

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4.3 TRADE AND OTHER PAYABLES

Trade payables are obligations to pay for goods or services that were acquired in the ordinary course of business. Trade and other payables are classified as current liabilities if payment is due within 12 months or less. If not, they are presented as non-current liabilities. Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Key accounting estimate and judgement

In evaluating whether liabilities to suppliers who participate in a supply chain finance initiative, utilise notices of assignment, or act as intermediaries, qualify as trade payables (as opposed to borrowings) judgement is required as such arrangements could contain characteristics of both. JDE Peet's considers elements such as changes in the contractual relationship with the supplier, whether any seniority or collateral is granted on the amounts payable to the supply chain finance party, and the extent to which extended payment terms are customary.

JDE Peet's sometimes engages in transactions involving interest-bearing trade payables as part of standard commercial negotiations with its suppliers. These interest-bearing payables are typically negotiated in a manner consistent with the JDE Peet's broader trade payable practices. Judgment has been exercised in assessing whether the presence of interest alters the nature and timing of settlement of these trade payables so as to require separate presentation within the consolidated statement of financial position. JDE Peet's has concluded that the interest component on these payables does not materially change the overall nature and timing of the trade payable. The terms and conditions, including interest payments, align closely with other non-interest-bearing trade payables, thereby ensuring a consistent approach in managing supplier relationships, payment obligations and reporting.

Given the customary length of payment terms in the coffee & tea business, it is not uncommon for suppliers of JDE Peet's to use notices of assignment programmes of financial institutions. Such notices of assignment are all initiated by, and at the discretion of, the suppliers, and do not change the nature, terms and conditions, or payment terms of the amounts owed by JDE Peet's. Therefore, such arrangements of suppliers do not modify JDE Peet's classification of the trade payables.

Estimates are made in the determination of marketing (trade promotion) accruals. When trade promotions are provided to customers, these reduce the transaction price and consequently the revenue. The conditional discounts in revenue (refer to note 2.2) are estimated based on accumulated experience supported by historical and current sales information. Expected sales volumes are determined taking into account (historical) sales patterns and other relevant information. A trade promotion accrual is recognised for expected volume and year-end trade promotions payable to customers in relation to sales made until the end of the reporting period.

The composition of trade and other payables is as follows (in EUR million):

	2025	2024
Trade payables	4,435	4,141
Accrued payroll and benefits	234	214
Accrued trade promotion	310	257
Accrued interest	60	61
Non-income taxes payable	43	51
Deferred revenue (including contract liabilities)	79	89
Dividend payable	175	170
Other accrued expenses[13]	196	128
Total	**5,532**	**5,111**

The carrying amount of the trade and other payables is considered a close approximation of their fair value due to their short-term maturity.

Deferred revenue (including contract liabilities) —The deferred revenue position includes a contract liability related to the customer loyalty programmes as further described in accounting policy information (note 2.2). The contract liability from the loyalty programmes amounts to EUR 57 million (2024: EUR 63 million) and is fully classified as 'current' in line with IAS 1.

Supply chain financing arrangements - Certain suppliers are offered the opportunity to use supply chain financing arrangements (SCF), which allows them to collect the receivable before the invoice date subject to a discount. The applied discount is based on the average market interest rate plus a fixed margin. JDE Peet's repays the banks the full invoice amount on the scheduled payment date as required by the invoice. Supply contracts are evaluated against a

[13] Includes accrued costs in relation to the announced KDP transaction.

31

number of indicators to assess whether the payables hold the characteristics of a trade payable or should be classified as borrowings. At 31 December 2025 and 31 December 2024, none of the payables subject to SCF met the criteria to be classified as borrowings. The amount outstanding under SCF at 31 December 2025 as paid by the banks amounted to EUR 465 million (2024: EUR 488 million). At 31 December 2025, there was an additional amount of EUR 70 million (2024: EUR 171 million) of vendor invoices offered to the SCF platforms but not yet paid by the banks.

The related transactions under SCF are reflected under cash flows from operating activities.

The composition of the financial liabilities that are subject to SCF is as follows (in EUR million):

	2025	2024
Presented as part of trade payables	535	659
of which suppliers have received payment from finance provider	465	488

The average payment due dates is as follows:

	2025	2024
Liabilities that are part of SCF	245 days after invoice	224 days after invoice
Comparable trade payables that are not part of SCF	195 days after invoice	183 days after invoice

During the Annual General Meeting of Shareholders on 19 June 2025, a dividend of EUR 0.73 per share was approved, payable in two instalments of EUR 0.37 and EUR 0.36 on respectively 11 July 2025 and 23 January 2026. The dividend payable at 31 December 2025 amounted to EUR 175 million, which was recognised within Trade and other payables.

5. CAPITAL STRUCTURE

The key objective of the Company's capital management is to ensure that it maintains a stable capital structure with the focus on total equity to uphold investor, creditor and customer confidence and to ensure future development of its business. The Company focuses on keeping a strong total equity base to ensure independence, security, as well as a high financial flexibility for potential future borrowing, if required, without impacting the risk profile of the Company. There were no major changes made in the objectives, policies or processes for managing capital during the years ended 31 December 2025 and 2024.

The capital structure is reviewed on a regular basis. The capital structure consists of net debt, which includes the borrowings disclosed in note 5.2, net of cash and cash equivalents and equity attributable to the owners of the Company, comprising issued share capital, reserves and retained earnings.

The capital structure is managed and adjusted in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders or issue new shares.

The Company is not subject to any externally imposed capital requirements other than the legal reserves.

5.1 SHAREHOLDERS' EQUITY

Translation reserve—The translation reserve comprises foreign currency differences arising from the translation of the assets and liabilities of foreign operations (excluding amounts attributable to non-controlling interests) as well as value changes of the hedging instruments in the net investment hedges.

Hedging reserve—This reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments where the hedged transaction has not yet occurred.

Other reserves—These reserves relate to the movements in share-based payments and retirement benefit obligations. Reference is made to the specific accounting policy information described within the respective section above.

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Share capital and premium

The authorised share capital amounts to EUR 20,000,000, consisting of 2,000,000,000 shares, and is divided into 1,000,000,000 ordinary shares with a nominal value of EUR 0.01 each and 1,000,000,000 preference shares with a nominal value of EUR 0.01 each.

The number of outstanding shares (excluding treasury shares) and nominal value for the years ended 31 December 2025 and 2024 can be summarised as follows (value is stated in EUR million):

	Number of outstanding shares at 31 December 2025	Number of outstanding shares at 31 December 2024	Value in EUR million 2025	Value in EUR million 2024
Ordinary shares	484,486,123	488,178,642	9,666	9,666
Total share capital and share premium	**484,486,123**	**488,178,642**	**9,666**	**9,666**

No preference shares were outstanding at 31 December 2025 and 31 December 2024.

Holders of ordinary shares are entitled to dividend distributions as declared from time to time. The Company may only make distributions to its shareholders if its equity exceeds the amount of the paid-in and called-up part of the issued capital plus the reserves as required to be maintained by the Articles of Association (if any) or Dutch law.

Movements in issued and outstanding ordinary shares (Nominal value, share premium and total in EUR million):

	Note	Number of outstanding shares	Nominal value	Share premium	Total
Balance at 1 January 2024		**486,042,837**	**5**	**9,647**	**9,652**
Release of treasury shares	(i)	1,403,020	—	—	—
Issuance of shares	(ii)	732,785	—	14	14
Balance at 31 December 2024		**488,178,642**	**5**	**9,661**	**9,666**
Buyback of shares		(5,477,094)	—	—	—
Release of treasury shares	(i)	1,784,575	—	—	—
Balance at 31 December 2025		**484,486,123**	**5**	**9,661**	**9,666**

Under the share buyback programme started in March 2025, 5,477,094 shares were acquired for a total consideration of EUR 122 million. The programme was terminated in September 2025.

In 2025, a total of 1,784,575 shares (compared to 1,403,020 shares in 2024) were released from treasury shares, while no new shares were issued to settle vested share-based payment plans or in connection with the Company's Option Plan (2024: 732,785 shares issued). More information on the share-based payment plans can be found in note 7.1 Share-based payments.

Treasury shares

During 2024, all treasury shares were released. Following the share buyback programme in 2025, a number of shares were repurchased and partially released in the current reporting period.

Movements in treasury shares (Nominal value in EUR million):

	Number of issued shares	Nominal value
Balance at 1 January 2024	**1,403,020**	**(38)**
Release of treasury shares	(1,403,020)	38
Balance at 31 December 2024	—	—
Buyback of shares	5,477,094	(122)
Release of treasury shares	(1,784,575)	40
	3,692,519	**(82)**

In addition, 604,326 shares were released under the share-based payment arrangements (see note 7.1), which are subject to recovery in the event that the KDP transaction does not complete. As the release of the shares are conditional upon closing the KDP transaction, they remain accounted for as treasury shares until the vesting condition is met, which is at the date of completing the transaction.

Non-controlling interest

The non-controlling interest is not material in 2025 and 2024, the financial information attributable to non-controlling interests is not disclosed.

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5.2 BORROWINGS

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

An exchange of debt instruments or modification of terms is accounted for as a substantial modification or non-substantial modification. For both a non-substantial and substantial modification, a gain or loss is recognised at the time of recognition. When accounted for as a non-substantial modification, the gain or loss is determined using the difference between the present value of the cash flows under the original and modified terms discounted at the original effective interest rate. When accounted for as a substantial modification, the original financial liability is derecognised and a new financial liability is recognised at fair value.

Borrowing facilities of JDE Peet's through the years 2024 and 2025 are summarised in the following tables (in EUR million):

	Currency	31 December 2023	Business combinations	Unwinding discount	Additions	Repaid	Remeasurement	Amortisation	Recognition of lease liability	Currency translation	Other	31 December 2024
Unsecured notes - EU	EUR	4,088	—	—	—	—	4	3	—	—	—	4,095
Unsecured notes - US	USD	1,581	—	—	—	(450)	(4)	1	—	72	—	1,200
Short term facility	Various	—	—	—	—	—	—	—	—	—	—	—
JDE: Other financing	Various	8	1	—	62	(65)	—	—	—	(3)	—	3
All: Revolving credit facilities	Various	—	—	—	—	—	—	—	—	—	—	—
Leases	Various	261	—	13	—	(91)	—	(3)	97	10	—	287
Unamortised discounts and costs	Various	(23)	—	—	—	—	—	6	—	—	—	(17)
Total borrowings		**5,915**	**1**	**13**	**62**	**(606)**	**—**	**7**	**97**	**79**	**—**	**5,568**
Non-current		5,388										4,999
Current		527										569

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	Currency	31 December 2024	Business combinations	Unwinding discount	Additions	Repaid	Remeasurement	Amortisation	Recognition of lease liability	Currency translation	Other	31 December 2025
Unsecured notes - EU	EUR	4,095	—	—	600	(500)	(4)	2	—	—	—	4,193
Unsecured notes - US	USD	1,200	—	—	—	—	6	1	—	(142)	—	1,065
Short term facility	Various	—	—	—	—	—	—	—	—	—	—	—
JDE: Other financing	Various	3	—	—	54	(57)	—	—	—	1	—	1
All: Revolving credit facilities	Various	—	—	—	—	—	—	—	—	—	—	—
Leases	Various	287	—	14	—	(85)	—	—	66	(21)	(5)	256
Unamortised discounts and costs	Various	(17)	—	—	(3)	—	—	5	—	—	—	(15)
Total borrowings		**5,568**	**—**	**14**	**651**	**(642)**	**2**	**8**	**66**	**(162)**	**(5)**	**5,500**
Non-current		4,999										4,688
Current		569										812

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Unsecured notes
In June 2021, the Company established a Euro Medium Term Note (EMTN) programme for a total amount of EUR 5,000 million under which three euro notes were issued on 16 June 2021 for EUR 2,000 million on the euro MTF market of the Luxembourg Stock Exchange, with the following conditions:

Notes	Pricing	Maturity	Issued amount	Initial fair value
Note 2026	0.000% interest	4.6 years	EUR 750 million	EUR 746 million
Note 2029	0.500% interest	7.6 years	EUR 750 million	EUR 745 million
Note 2033	1.125% interest	12.0 years	EUR 500 million	EUR 499 million

In September 2021, the Company issued USD 1,750 million aggregate principals of notes under rule 144A and Regulation-S, under the Securities Act of 1933 and as a result are not listed on an exchange and consequently not subject to rules applicable to the exchange. In September 2024, note 2024 for an amount of USD 500 million was repaid upon its maturity. The remaining notes comprise of the following two series:

Notes	Pricing	Maturity	Issued amount	Initial fair value
Note 2027	1.375% interest	5.3 years	USD 750 million	USD 745 million
Note 2031	2.250% interest	10.0 years	USD 500 million	USD 498 million

In November 2021, the Company issued two notes under the EMTN programme:

Notes	Pricing	Maturity	Issued amount	Initial fair value
Note 2028	0.625% interest	6.3 years	EUR 600 million	EUR 597 million
Note 2025	0.244% interest	3.2 years	EUR 500 million	EUR 500 million

In December 2023, the Company issued two notes under the EMTN programme:

Notes	Pricing	Maturity	Issued amount	Initial fair value
Note 2030	4.125% interest	6.2 years	EUR 500 million	EUR 497 million
Note 2034	4.500% interest	10.2 years	EUR 500 million	EUR 498 million

In December 2025, the Company issued one note under the EMTN programme:

Notes	Pricing	Maturity	Issued amount	Initial fair value
Note 2027	3M €-bor + 70bps	2 years	EUR 600 million	EUR 600 million

All notes were initially recognised at fair value and subsequently measured at amortised costs, the initial fair value of the notes, except for one euro tranche, was lower than their nominal value since they were offered at a discount. This discount will be amortised over the lifetime of the notes. All notes are unsecured.

Facility Agreements
As of 31 December 2025, JDE Peet's had not utilised its EUR 1,500 million revolving credit facility, which was established in 2021. This position was unchanged from 31 December 2024. The facility is unsecured and does not include any financial covenants. However, certain sustainability objectives have been incorporated into the pricing structure. A commitment fee of 0.2555% per annum is charged on the undrawn portion of the facility. Access to the facility is unconditional, allowing the company to draw funds at its discretion.

Other financing
Other financing refers to various trade and cash management non-committed facilities at local subsidiary level in France and Italy. There are no restrictions or covenants on these facilities.
Additionally, since the start of the war, JDE Peet's business in Russia is operated as a stand-alone business to the greatest extent possible. As a result, a local one-year facility was set-up in December 2023 and extended in January 2025 for another 18 months for a total amount of RUB 3 billion (equivalent to approximately EUR 30 million). The facility is unsecured and no covenants apply. At 31 December 2025, the facility was undrawn.

Leases
The lease liabilities relate to the right-of-use assets as disclosed in note 3.4 Property, plant and equipment.

Interest rate swaps and cross-currency interest rate swaps
To hedge the foreign currency and U.S. interest rate exposure associated with the U.S. notes, cross-currency interest rate swaps were entered into. To act upon economic developments pointing at a substantial shift in rate expectation, JDE Peet's has entered into some fixed-floating interest rate swaps in 2024 for both EUR and USD to better manage the interest rate risk exposure of the notes portfolio. Hedge accounting, including fair value hedge accounting, under IFRS 9 is being applied for certain instruments, for which more information can be found in note 6 Financial risk management.

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5.3 CASH AND CASH EQUIVALENTS

In the statements of financial position, cash and cash equivalents include cash on hand and other short-term highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Any bank overdraft is included in trade and other payables. In the statements of cash flows, any bank overdraft is included as an offset to cash and cash equivalents.

The composition of cash and cash equivalents is as follows (in EUR million):

	2025	2024
Cash in bank and on hand	540	594
Cash equivalents	1,267	670
Total	**1,807**	**1,264**

At 31 December 2025 an amount of EUR 25 million was restricted cash and not at the free disposal of JDE Peet's (2024: EUR 25 million). The restricted cash is primarily related to the cash collateral required for the coffee futures.

5.4 FINANCE INCOME AND EXPENSE

JDE Peet's receives finance income primarily representing interest on cash and cash equivalents, interest income from cross-currency interest rate swaps and dividend income from total return equity swaps. Interest income and expense on cash pool arrangements are considered to be an intercompany transaction and are therefore eliminated. Finance expense primarily relates to interest on borrowings and change in fair value of derivative financial instruments. The interest is recognised using the effective interest method.

Finance income and expense consist of the following (in EUR million):

	2025	2024
Interest income	66	83
Interest expense[14]	(142)	(147)
Net financing cost of financial debt	**(76)**	**(64)**
Interest income on plan assets	78	72
Interest expense on defined benefit obligation	(60)	(60)
Total pension finance (expense) / income	**18**	**12**
Foreign exchange gain / (loss)	408	(208)
Change in fair value of foreign exchange and interest derivatives	(428)	162
Change in fair value of total return equity swaps	301	(154)
Fair value changes financial liabilities	(4)	4
Net monetary gain / (loss)	2	(15)
Net finance expense	**221**	**(263)**

[14] Interest expense primarily includes interest on unsecured notes (2025: EUR (80) million; 2024: EUR (84) million, total return equity swaps (2025: EUR (18) million; 2024: EUR (26) million), lease liabilities (2025: EUR (14) million; 2024: EUR (11) million), bank overdrafts (2025: EUR (5) million; 2024: EUR (5) million), amortisation expenses (2025: EUR (5) million; 2024: EUR (6) million) and interest rate swaps (2025: EUR (9) million; 2024: EUR (5) million).

6. FINANCIAL RISK MANAGEMENT In accordance with IFRS 9, financial assets are classified into the following categories: a) amortised costs, b) fair value through profit or loss and c) fair value through OCI. Classification under IFRS 9 for investments in debt instruments is driven by JDE Peet's model for managing financial assets and their contractual cash flow characteristics. Management determines the classification of its financial assets at their initial recognition. Financial assets are classified as follows: • Financial assets at amortised cost—Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in the income statement and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as a separate line item in the income statement. • Financial assets at fair value through OCI—Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at fair value through OCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in the income statement. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from Equity to the income statement and recognised in other gains/ (losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as a separate line item in the income statement. • Assets and liabilities that do not meet the criteria for amortised cost or fair value through OCI are measured at fair value through profit or loss. A gain or loss on a debt investment that is subsequently measured at fair value through profit or loss is recognised in the income statement (in finance expense except for the change in fair value of commodity derivative financial instruments which are included in the cost of sales) and presented net within other gains/(losses) in the period in which it arises. The regular purchases and sales of financial assets are recognised on the trade-date, which is the date on which JDE Peet's commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and substantially all risks and rewards of ownership were transferred. Financial assets and liabilities are offset and the net amount is recognised in the statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. Impairment of Financial Assets—Upon initial recognition of the financial asset the expected loss is assessed. Subsequently, at the end of each reporting period it is assessed whether there is objective evidence that a financial asset or group of financial assets is impaired. The impairment model for financial assets is based on expected credit loss. A broader range of information is considered when assessing credit risk and measuring expected credit losses, including past events, current conditions, reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument. The impairment methodology applied, depends on whether there has been a significant increase in credit risk. In applying this forward-looking approach, a distinction is made between the following categories: • Financial instruments that have not deteriorated significantly in credit quality since initial recognition or that have low credit risk (‘Stage 1’) - ‘12-month expected credit losses’ are recognised for this category. • Financial instruments that have deteriorated significantly in credit quality since initial recognition and whose credit risk is not low (‘Stage 2’) - ‘lifetime expected credit losses’ are recognised for this category. • (‘Stage 3’) would cover financial assets that have objective evidence of impairment at the reporting date. Measurement of the expected credit losses is determined by a probability-weighted estimate of credit losses over the expected life of the financial instrument. For trade receivables, the simplified approach permitted by IFRS 9 is applied, which requires expected lifetime losses to be recognised from initial recognition of the receivables. The measurement of expected credit losses is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information. As for the exposure at default, for financial assets, this is represented by the assets’ gross carrying amount at the reporting date for financial guarantee contracts, the exposure includes the amount drawn down at the reporting date, together with any additional amounts expected to be drawn down in the future by default date determined based on historical trend, the understanding of the specific future financing needs of the debtors, and other relevant forward-looking information. For financial assets, the expected credit loss is estimated as the difference between all contractual cash flows that are due to JDE Peet's in accordance with the contract and all the cash flows that are expected to be received, discounted at the original effective interest rate. For a lease receivable, the cash flows used for determining the expected credit losses is consistent with the cash flows used in measuring the lease receivable in accordance with IFRS 16. 37 For a financial guarantee contract, as JDE Peet's is required to make payments only in the event of a default by the debtor in accordance with the terms of the instrument that is guaranteed, the expected loss allowance is the expected payments to reimburse the holder for a credit loss that it incurs less any amounts that are expected to be received from the holder, the debtor or any other party. When a loss allowance was measured for a financial instrument at an amount equal to lifetime expected credit loss (ECL) in the previous reporting period, but determines at the current reporting date that the conditions for lifetime ECL are no longer met, the loss allowance is measured at an amount equal to 12-month ECL at the current reporting date, except for assets for which the simplified approach was used. An impairment gain or loss is recognised in profit or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account, except for investments in debt instruments that are measured at fair value through OCI, for which the loss allowance is recognised in other comprehensive income and accumulated in the investment revaluation reserve, and does not reduce the carrying amount of the financial asset in the statement of financial position. On assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, a comparison is made with the risk of a default occurring on the financial instrument at the reporting date with the risk of a default occurring on the financial instrument at the date of initial recognition. In making this assessment, both quantitative and qualitative information are considered that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort. Forward-looking information considered includes the future prospects of the industries in which JDE Peet’s debtors operate, obtained from economic expert reports, financial analysts, governmental bodies, relevant think-tanks and other similar organisations, as well as consideration of various external sources of actual and forecast economic information that relate to JDE Peet’s core operations. In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition: • An actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating. • Significant deterioration in external market indicators of credit risk for a particular financial instrument, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor, or the length of time or the extent to which the fair value of a financial asset has been less than its amortised cost. • Existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations. • An actual or expected significant deterioration in the operating results of the debtor. • Significant increases in credit risk on other financial instruments of the same debtor. • An actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations. Irrespective of the outcome of the above assessment, JDE Peet's presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless JDE Peet's has reasonable and supportable information that demonstrates otherwise. JDE Peet's considers a financial asset to have low credit risk when the asset has an external credit rating of ‘investment grade’ in accordance with the globally understood definition or if an external rating is not available, the asset has an internal rating of ‘performing’. Performing means that the counterparty has a strong financial position and there are no past due amounts. 38

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6.1 FINANCIAL RISK FACTORS

JDE Peet's activities are exposed to a variety of financial risks: market risk (including commodity price risk, foreign exchange risk, interest rate and equity risk), credit risk and liquidity risk. All these risks arise in the normal course of business. JDE Peet's overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on financial performance. To mitigate the risk from interest rates, foreign currency exchange rates, equity and commodity price fluctuations, various derivative financial instruments are used in accordance with JDE Peet's policies and procedures.

Some of the (cross-currency) interest rate swaps and foreign currency components of non-derivative financial instruments are designated as hedging instruments and hedge accounting is applied. In addition, hedge accounting is applied for highly probable forecasted transactions like certain foreign currency exposures related to the purchase of commodities and investment transactions. Other derivatives are accounted for at fair value through the profit and loss. JDE Peet's does not enter into financial instruments for trading purposes and is not a party to any leveraged derivatives.

Risk management

JDE Peet's maintains risk management frameworks and control systems to monitor the foreign exchange, interest rate, equity and commodity price risk and its offsetting hedge positions. Periodically, sensitivity analyses are completed to evaluate the effect of any changes in interest rate, equity prices, commodity prices and foreign currencies and the associated risk derivatives.

6.2 MARKET RISK

Commodity price risk

Commodity price risk arises primarily from transactions related to global commodity markets. JDE Peet's objective is to minimise the impact of commodity price fluctuations. The exposure is hedged in accordance with JDE Peet's policies and risk management programme. The green coffee commodity risk is mainly managed at regional locations, being the US, the Netherlands, Brazil, Vietnam and Indonesia. The green coffee commodity price risk exposure of anticipated future purchases is managed primarily using futures, options and forward contracts, which are eventually rolled-over into physical contracts. Through these instruments, JDE Peet's is able to fix a portion of its price for anticipated future deliveries of green coffee beans, for instance, for a specified period of time.

JDE Peet's only enters into futures contracts that are traded on established, well-recognised exchanges, named ICE and IFFE that offer high liquidity, transparent pricing, daily cash settlement and collateralisation through margin requirements.

The financial hedging strategy covers other commodity price risks, such as energy and aluminium, evolving from fixed priced contracts with suppliers to (partially) variable priced contracts in combination with derivative instruments with global relationship banks in order to detach the supply from the financial risk. As a result of the short product business cycle, the majority of the anticipated future commodities transactions outstanding at the statement of financial position date are expected to occur in the next year.

The table below shows the estimated impact on profit before tax and equity reserves if underlying commodity prices would have changed by 10% (commodities for which JDE Peet's held material derivative exposures at 31 December 2025 and 31 December 2024):

	Change in year-end price	Effect on profit before tax In EUR million	Effect on equity In EUR million
Green coffee beans and other commodities - 2025	10%	22	—
Green coffee beans and other commodities - 2025	(10)%	(22)	—
Green coffee beans - 2024	10 %	20	—
Green coffee beans - 2024	(10)%	(23)	—

Foreign exchange risk

JDE Peet's operates internationally and is exposed to foreign exchange risk arising from various currency exposures. Foreign exchange risk arises primarily from commercial transactions such as the purchase of commodities, recognised monetary assets and liabilities and net investments in foreign operations. JDE Peet's is exposed to numerous foreign currencies. The most important ones are the U.S. dollar and the Pound sterling.

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Mainly forward exchange contracts are used to reduce the effect of fluctuating foreign currencies on foreign currency denominated transactions, third-party product-sourcing transactions and other known foreign currency exposures. Gains and losses on the derivative instruments are intended to offset gains and losses on the associated transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. Forward currency exchange contracts mature either at the anticipated invoice date or at the actual payment date of the associated transaction. Most of the transactions directly relate to the business-as-usual operations, but could also relate to ad-hoc strategic transactions.

Some foreign exchange derivatives are designated as hedging instruments for accounting purposes and cash flow hedge accounting on those hedges is applied. The fair value of these hedging instruments is recognised on the consolidated statement of financial position and the effective portion of fair value changes is recognised in the cash flow hedge reserve in the consolidated statement of comprehensive income. The change in fair value on the other foreign exchange derivatives is recognised directly in the consolidated income statement.

The Company also designates certain derivatives and non-derivative financial liabilities as hedges of foreign exchange risk related to the net investment in a foreign operation. These instruments hedge foreign operations in multiple foreign currencies, such as the U.S. dollar, Swedish krone, Chinese yuan and others. Among others, JDE Peet's is exposed to fluctuations in U.S. dollar as a result of entering into US-dollar denominated debt instruments hedging this risk via cross-currency interest rate swaps.

A sensitivity analysis shows that if foreign exchange rates change by 10 percent profit and equity would have been affected as follows (in EUR million):

	Profit or Loss		Equity, pre-tax	
	Strengthening	Weakening	Strengthening	Weakening
31 December 2025				
+/-10%	20	(20)	(134)	134
31 December 2024				
+/-10%	9	(9)	(104)	104

Fair value movements related to the effective part of foreign exchange and interest rate contracts that are designated in hedging relationships are recognised directly in the cash flow hedge reserve (net of tax), a separate component within Equity.

Interest rate risk

JDE Peet's is primarily financed through bonds of which part denominated in US- dollar and at fixed interest rates. The fixed unsecured US-dollar notes are swapped using cross-currency interest rate swaps with a fixed interest for which hedge accounting is applied.

In 2023, one of the hedge relationships to which hedge accounting was applied became ineffective, after which the results were directly recognised in profit and loss. Until the moment of ineffectiveness, the results remained in OCI until the instrument is derecognised. A loss, net of tax, of EUR 2 million was recognised in OCI during 2025 (2024: EUR 2 million gain).

I in 2024, JDE Peet's has entered into some fixed-floating interest rate swaps for both EUR and USD to better manage the interest rate risk exposure of the notes portfolio. Fair value hedge accounting is applied for these instruments. The changes in the fair value of derivatives that are designated are recognised in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

The sensitivity analysis on the foreign currency component of these swaps is included in the foreign exchange section above.

Equity price risk

JDE Peet's is exposed to an equity price risk on its shares upon vesting of its share-based payment plans (refer to note 7.1 Share-based payments). This risk could negatively impact future cash flows related to these plans. To mitigate this equity price risk, JDE Peet's hedges the price risk on its shares by entering into total return equity swaps with external parties. On a frequent basis, JDE Peet's compares and matches its equity derivatives position with its refreshed share-based payment plans exposure, reflecting the net impact from expiring and new grants. JDE Peet's has no obligation to purchase the underlying shares of this swap transaction and is entitled to receive the dividends on these underlying shares. Upon settlement of the swap, only the fair value changes of the underlying shares will be settled. This derivative is accounted for as a financial instrument through profit and loss and does not qualify for hedge accounting. All results related to this transaction are recognised directly in the consolidated income statement. At 31 December 2025, an exposure of an equivalent of 7.2 million shares (2024: 7.2 million shares) in the Company was hedged, resulting in the recognition of a net asset of EUR 5 million (2024: EUR 105 million liability), dividend income of EUR 5 million (2024: EUR 5 million) and an unrealised result of EUR 110 million in financial income and expense (2024: EUR 56 million).

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In addition and using similar total return equity swaps with external parties, the Company started a strategic equity hedging programme in 2022 with a maximum size of EUR 500 million. The intended purpose of this programme was to hedge the Company's equity price risk related to future share repurchases (either exposure under future share-based payments programmes, management equity incentive schemes, share capital reduction or other future share delivery obligations, or a mix of these). As a result of these hedges, material movements in JDE Peet's share price could result in a material gain or loss for the Company. All results related to this programme are recognised directly in the consolidated income statement. Upon maturity of instruments, the Company will decide whether to negotiate continuation or cash settle while executing a share repurchase. At 31 December 2025, 12.4 million (2024: 12.4 million) shares were hedged, resulting in the recognition of a net asset of EUR 48 million (2024: EUR 143 million liability), dividend income of EUR 9 million (2024: EUR 8 million) and an unrealised result of EUR 191 million in financial income and expense (2024: loss of EUR 97 million).

It is noted that, since the announcement of the intended offer by Keurig Dr Pepper on the Company's shares in August 2025, the share price remained around the level of the offer price of EUR 31.85 per share.

Total return equity swap

A sensitivity analysis shows that if the underlying share price changes by 10%, the fair value of the equity derivative instruments would have changed as follows (in EUR million):

	Change in year-end price	Effect on profit before tax In EUR million
Share price - 2025	10%	63
Share price - 2025	(10)%	(63)
Share price - 2024	10 %	32
Share price - 2024	(10)%	(32)

6.3 CREDIT RISK

Credit risk arises because a counterparty may fail to perform its obligations. JDE Peet's is exposed to credit risk on financial instruments such as cash, derivative assets and trade receivables. Concentration of credit risk is avoided by managing financial assets across several institutions and sectors.

In relation to financial instruments, agreements are entered into with counterparties that meet stringent credit standards (at minimum investment grade), the amount of agreements or contracts it enters into with any party is limited and, where legally available, executed through master netting agreements. These positions are continuously monitored. In situations where a counterparty does not meet the minimum credit rating requirement the outstanding exposure with such counterparty is closely monitored and maintained at an absolute minimum. While JDE Peet's may be exposed to credit losses in the event of non-performance by individual counterparties, it has not recognised any losses with these counterparties in the past and does not anticipate material losses in the future.

All of JDE Peet's derivative instruments, with the exception of exchange traded coffee futures, are governed by International Swaps and Derivatives Association master agreements. JDE Peet's trade receivables are subject to credit limits, controls and approval procedures. Due to its large geographic base and number of customers, JDE Peet's is not exposed to material concentrations of credit risk on its trade receivables. Nevertheless, commercial counterparties are monitored on a continuous basis. The maximum exposure to credit risk resulting from financial activities, without considering netting agreements and without taking into account any collateral held or other credit enhancements, is equal to the carrying amount of the financial assets.

6.4 LIQUIDITY RISK

Liquidity risk arises when a company encounters difficulties to meet commitments associated with liabilities and other payment obligations. Such risk may result from inadequate market depth or disruption or refinancing problems. Liquidity risk is managed by maintaining adequate reserves and banking facilities and by closely monitoring forecasted and actual cash flows and, where possible, matching the maturity profiles of financial assets and liabilities. Seasonality of operating cash flows, which includes the payable extension programme (refer to note 4.3 Trade and other payables for more details) and structured payables, could impact short-term liquidity.

JDE Peet's does not face a significant liquidity risk as a result of its supplier finance arrangements given the limited amount of liabilities subject to supplier finance arrangements, the good financial condition of the bank facilitating the supplier finance arrangements and JDE Peet's access to other sources of finance on similar terms.

JDE Peet's strong risk management framework include continuous liquidity forecasting and planning, with advanced and punitive stress-testing. At 31 December 2025, the Company's liquidity position remained strong, with total liquidity of EUR 3.3 billion consisting of a cash position of EUR 1.8 billion (excluding restricted cash) and an undrawn committed Revolving Credit Facility of EUR 1.5 billion. Note 9.5 discloses the commitments at 31 December 2025.

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The following disclosure details JDE Peet's remaining contractual maturities for its non-derivative and derivative financial liabilities with agreed repayment periods. The disclosures have been prepared based on the undiscounted cash flows of financial liabilities based on the earliest date on which JDE Peet's can be required to pay. The disclosures include both interest and principal cash flows and were restated for the comparative figures to exclude any offsetting cash inflows from derivative financial instruments.

To the extent that interest rates are floating, the undiscounted amount is based on the (forward) interest rates at the end of 31 December 2025 and 31 December 2024, respectively.

At 31 December 2025 (in EUR million):

	Note	Less than 1 year	Between 1 and 5 years	Over 5 years	Total	Carrying amount
Financial liabilities						
Borrowings (excluding unamortised discounts and costs):						
Unsecured notes	5.2	(841)	(3,370)	(1,512)	(5,723)	(5,258)
Lease liabilities	5.2	(87)	(192)	(47)	(326)	(256)
Other financing	5.2	—	(1)	—	(1)	(1)
Trade and other payables (excluding deferred revenue)	4.3	(5,453)	—	—	(5,453)	(5,453)
Total		**(6,381)**	**(3,563)**	**(1,559)**	**(11,503)**	**(10,968)**
Derivative financial liabilities						
Foreign currency derivatives	6.7	(223)	(3)	—	(226)	(226)
Commodity derivatives	6.7	(15)	—	—	(15)	(15)
Net interest rate derivatives	6.7	(34)	22	(70)	(82)	(74)
Total return equity swap derivatives	6.7	(10)	—	—	(10)	(4)
Total		**(6,663)**	**(3,544)**	**(1,629)**	**(11,836)**	**(11,287)**

At 31 December 2024 (in EUR million):

	Note	Less than 1 year	Between 1 and 5 years	Over 5 years	Total	Carrying amount
Financial liabilities						
Borrowings (excluding unamortised discounts and costs):						
Unsecured notes	5.2	(578)	(3,094)	(2,100)	(5,772)	(5,295)
Lease liabilities	5.2	(89)	(204)	(48)	(341)	(287)
Other financing	5.2	(2)	(1)	—	(3)	(3)
Trade and other payables (excluding deferred revenue)	4.3	(5,022)	—	—	(5,022)	(5,022)
Total		**(5,691)**	**(3,299)**	**(2,148)**	**(11,138)**	**(10,607)**
Derivative financial liabilities						
Foreign currency derivatives	6.7	(25)	(4)	—	(29)	(29)
Commodity derivatives	6.7	(8)	—	—	(8)	(8)
Net interest rate derivatives	6.7	(7)	(12)	(1)	(20)	(20)
Total return equity swap derivatives	6.7	(264)	—	—	(264)	(248)
Total		**(5,995)**	**(3,315)**	**(2,149)**	**(11,459)**	**(10,912)**

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6.5 FAIR VALUE ESTIMATION

This section explains the judgements and estimates made in determining the fair values of the financial instruments that are recognised and measured at fair value. To provide an indication about the reliability of the inputs used to determine fair value, financial instruments are classified into the three levels as prescribed under IFRS 13. An explanation of each level follows below:

- Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1)
- Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (Level 2)
- Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (Level 3).

The commodity coffee futures and unsecured notes are valued using Level 1 valuation methods. Substantially all of the other derivative assets and liabilities are valued using Level 2 valuation methods. Share-based payments are valued using Level 2 and Level 3 valuation methods, for details on this valuation see note 7.1 Share-based payments.

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity-specific estimates. If all significant inputs required to fairly value an instrument are observable, the instrument is included in Level 2.

Specific valuation techniques used to value financial instruments include:

- Quoted market prices or dealer quotes for similar instruments
- The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves
- The fair value of forward foreign exchange contracts is determined using forward exchange rates at the balance sheet date, with the resulting value discounted back to present value
- The fair value of total return equity swap is calculated based on the share price at the reporting date versus the average price for which the shares have been purchased times the volume purchased.

Management believes that the carrying amount of all other financial assets and financial liabilities recognised in the statement of financial position approximates its fair value. Unsecured notes, initially accounted for at fair value and subsequently at amortised cost, classify as Level 1, as these instruments are traded with publicly available prices. Other borrowings, initially accounted for at fair value and subsequently at amortised cost, classify as Level 2, as no similar instrument is available due to the specific profiles of the instruments.

The carrying amount of borrowings and unsecured notes approximates the fair value at 31 December 2025 and 31 December 2024. The following tables present the assets and liabilities of JDE Peet's that are measured at fair value at 31 December 2025 and 31 December 2024, respectively.

At 31 December 2025 (in EUR million):

	Note	Level 1	Level 2	Level 3	Total
Assets					
Interest rate contracts	6.7	–	35	–	35
Foreign exchange contracts	6.7	–	20	–	20
Commodity contracts	6.7	8	–	–	8
Total return equity swap contracts	6.7	–	57	–	57
Total assets		**8**	**112**	**–**	**120**
Liabilities					
Interest rate contracts	6.7	–	74	–	74
Foreign exchange contracts	6.7	–	226	–	226
Commodity contracts	6.7	15	–	–	15
Total return equity swap contracts	6.7	–	4	–	4
Total liabilities		**15**	**304**	**–**	**319**

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At 31 December 2024 (in EUR million):

	Note	Level 1	Level 2	Level 3	Total
Assets					
Interest rate contracts	6.7	–	42	–	42
Foreign exchange contracts	6.7	–	205	–	205
Commodity contracts	6.7	8	–	–	8
Total assets		**8**	**247**	**–**	**255**
Liabilities					
Interest rate contracts	6.7	–	20	–	20
Foreign exchange contracts	6.7	–	29	–	29
Commodity contracts	6.7	8	–	–	8
Total return equity contracts	6.7	–	248	–	248
Total liabilities		**8**	**297**	**–**	**305**

There were no transfers between different levels during 2025 and 2024.

6.6 OFFSETTING FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Financial instruments subject to offsetting at 31 December 2025 (in EUR million):

	Derivative financial instruments		Derivative financial instruments		Trade receivables
	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Current assets
Gross amount recognised in financial instruments	11	109	35	284	873
Gross amount offset	–	–	–	–	(135)
Net amount	**11**	**109**	**35**	**284**	**738**
Related amounts not offset in the statement of financial positions					
Gross financial instruments	(24)	(175)	24	175	–
Cash collateral – not offset	–	17	–	–	–
Net financial instruments	**(24)**	**(158)**	**24**	**175**	**–**

Financial assets subject to offsetting at 31 December 2024 (in EUR million:)

	Financial instruments		Financial instruments		Trade receivables
	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Current assets
Gross amount recognised in financial instruments	95	160	24	281	814
Gross amount offset	–	–	–	–	(148)
Net amount	**95**	**160**	**24**	**281**	**666**
Related amounts not offset in the statement of financial positions					
Gross financial instruments	71	(121)	(71)	121	–
Cash collateral – not offset	–	24	–	–	–
Net financial instruments	**71**	**(97)**	**(71)**	**121**	**–**

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6.7 DERIVATIVE FINANCIAL INSTRUMENTS

JDE Peet's uses derivative financial instruments, including forward exchange contracts, futures, options, commodity arrangements, interest rate swaps, total return equity swaps, net investment hedges and cross currency interest rate swaps in order to manage exposures from foreign exchange, commodity prices, equity prices and interest rate risks. The use of these derivative financial instruments intends to reduce the risk or cost and are in accordance with JDE Peet's financial policy and governance framework. Derivatives are not used for trading or speculative purposes and JDE Peet's is not a party to leveraged derivatives. Maturity of the foreign exchange and commodity derivatives is primarily within one year.

JDE Peet's applies the hedge accounting requirements in IFRS 9. Derivatives are initially recognised at fair value through profit and loss on the date a derivative contract is entered into and are subsequently remeasured at fair value. Dividend income from equity derivatives is separately recorded as finance income. Refer to note 5.4. The method of recognising the resulting gain or loss from the measurement depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. To qualify for hedge accounting, the hedge relationship must meet all of the following requirements:

- There is an economic relationship between the hedged item and the hedging instrument
- The effect of credit risk does not dominate the value changes that result from that economic relationship
- The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the entity actually hedges and the quantity of the hedging instrument that the entity actually uses to hedge that quantity of hedged item.

Hedge accounting is applied to certain derivatives to remove the accounting mismatch between the hedging instrument and hedged item.

At inception of the transaction, the relationship is documented between hedging instruments and hedged items when hedge accounting is applied. In addition to this, the risk management objectives and strategy for undertaking various hedging transactions are documented when hedge accounting is applied. In case hedge accounting is applied, the value of the assessment whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value of the hedge items is performed and documented, both at hedge inception and on an ongoing basis.

The fair values of the derivative instruments are disclosed in note 6.5 Fair value estimation. Derivatives are classified as current when the settlement date is within 12 months from the period-end and all other derivatives as non-current in the statement of financial position. The change in fair value of commodity derivatives is recognised within cost of sales and the movement of all other derivatives within finance expense in the income statement unless hedge accounting is applied.

Fair value hedge—The changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognised in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

Cash Flow hedge—Fair value movements of hedging instruments in a designated effective cash flow hedge are recognised directly in the cash flow hedge reserve (net of tax), a separate component within OCI, net of the foreign exchange and interest effective to the period.

Amounts accumulated in OCI are reclassified to the income statement in the periods when the hedged item affects profit or loss. Ineffectiveness on cash flow hedges is recognised where the cumulative change in the designated component value of the hedging instruments exceeds, on an absolute basis, the change in value of the hedged items attributable to the hedged risk. The gain or loss as a result of ineffectiveness is recognised in the income statement within Finance expense. When the forecasted transaction that is hedged, results in the recognition of a non-financial asset (for example, inventory or fixed assets), the gains and losses that were recognised in OCI are transferred from OCI and included in the initial measurement of the cost of the asset.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in OCI at that time remains in OCI and is recognised when the forecasted transaction is ultimately recognised in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss that was recognised in OCI is immediately transferred to the income statement within Finance expense.

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Net investment hedges—JDE Peet's partly mitigates exposures from its investments in foreign operations by using both derivative and non- derivative financial instruments as hedging instruments. Hedges of a net investment in foreign operations are accounted for in a similar way as cash flow hedges. Gains or losses on the hedging instrument relating to the effective portion of the hedge are recognised in the currency translation reserve (equity component). The gain or loss relating to the ineffective portion is recognised in the income statement. When a net investment in foreign operation is (partly) disposed of, the amount in the currency translation reserve is (partly) released in the income statement.

In 2023, JDE Peet's partly hedged it CNY investment in foreign operations with a cross-currency swap, and extended the hedging of investment in operations with SEK and THB with cross-currency swaps in 2024 comprising of a total value of EUR 78 million at 31 December 2025.

Key accounting estimate and judgement—The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using the Discounted Cash Flow method. Judgement is used to select a variety of methods and to make assumptions that are mainly based on market conditions existing at the end of each reporting period.

Information on the classification and fair values of derivatives in the statement of financial position at 31 December 2025 is as follows (in EUR million):

	Assets		Liabilities	
	Current	Non-current	Current	Non-current
Derivatives designated as hedging instruments:				
– Interest rate contracts	–	4	42	2
– Foreign exchange contracts	–	3	16	3
Sub-total	**–**	**7**	**58**	**5**
Derivatives not designated as hedging instruments:				
– Interest rate contracts	27	4	–	30
– Foreign exchange contracts	17	–	207	–
– Commodity contracts	8	–	15	–
– Total return equity swap contracts	57	–	4	–
Sub-total	**109**	**4**	**226**	**30**
Total	**109**	**11**	**284**	**35**

	Interest rate contracts	Foreign exchange contracts	Commodity contracts	Total return equity swap contracts	Total
Derivatives not designated as hedging instruments:					
Amount of gain (loss) recognised in cost of sales	–	–	32	–	32
Amount of gain (loss) recognised in finance income/expense	(59)	(369)	–	301	(127)

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Information on the classification and fair values of derivatives in the statement of financial position at 31 December 2024 is as follows (in EUR million):

	Assets		Liabilities	
	Current	Non-current	Current	Non-current
Derivatives designated as hedging instruments:				
– Interest rate contracts	—	38	—	5
– Foreign exchange contracts	—	53	—	—
Sub-total	**—**	**91**	**—**	**5**
Derivatives not designated as hedging instruments:				
– Interest rate contracts	—	4	—	15
– Foreign exchange contracts	152	—	25	4
– Commodity contracts	8	—	8	—
– Total return equity swap contracts	—	—	248	—
Sub-total	**160**	**4**	**281**	**19**
Total	**160**	**95**	**281**	**24**

	Interest rate contracts	Foreign exchange contracts	Commodity contracts	Total return equity swap contracts	Total
Derivatives not designated as hedging instruments:					
Amount of gain (loss) recognised in cost of sales	—	—	128	—	128
Amount of gain (loss) recognised in finance income/expense	31	130	—	(154)	7

7. GOVERNANCE

7.1 SHARE-BASED PAYMENTS

The share-based payment plans partially qualify as equity-settled and partially as cash-settled.

Equity-settled—JDE Peet's operates a number of equity-settled share-based payment plans, under which it receives services from directors and employees, including CEO, members of the Coffee Enabling Leadership Team (CELT) and certain employees of the Company, JDE and Peet's (also referred to as "participant(s)") as consideration for share-based payment awards. For these share-based payment plans, JDE Peet's does not have a present obligation to settle in cash or an obligation to repurchase the equity instruments. To fulfil its commitments to directors and employees, JDE Peet's must remit payroll taxes in accordance with the requirements established by laws and regulations in the country where the participants reside.

The total amount to be expensed for services received is determined by reference to the grant date fair value of the share-based payment award made.

The fair value determined at the grant date is expensed on a straight-line basis over the vesting period, based on the estimated number of shares that will eventually vest, with an offset to the share-based payment reserve within Equity. Compensation expense is recognised from the beginning of the service period, even when the grant date is subsequent to the service commencement date. Once the grant date is established, the estimated fair value is revised so that the compensation expense recognised is based on the actual grant date fair value of the award. All grants have as vesting condition that the participant should provide services for JDE Peet's until the end of the vesting period. In addition, the Restricted Stock Units (RSUs) under the Executive Ownership Plan (the Company) as of 2023, the Option Plan and the Performance Stock Units (PSUs) introduced in 2024 have additional performance conditions.

When equity-settled share-based payment plans are modified to cash-settled, the share-based payment reserve within Equity is reclassified as a liability using the fair value at the date of the modification. The difference between the fair value at the grant date and the fair value at the modification date for the pro-rata period since the grant date is recognised in retained earnings in Equity.

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Cash-settled—If JDE Peet's has an obligation to settle in cash or an obligation to repurchase shares awarded to participants, the arrangement is classified as a cash-settled share-based payment plan. For such cash-settled share-based payments plans, the costs are recognised on a straight-line basis over the vesting period, whereby the fair value of the liability is remeasured at each reporting date and at the date of settlement, with any changes in fair value recognised in the income statement.

When cash-settled share-based payment plans are modified to equity-settled share-based payment plans, the liability is reclassified to the share-based payment reserve within Equity using the fair value at the date of the modification. The modification-date fair value is used in determining the compensation expense over the remaining vesting period.

Share-based payment compensation expenses are recognised based on a number of assumptions regarding estimated forfeitures and measurement of the fair value. A change in these assumptions may result in changes in the liability in the future.

When the vesting period of an equity-settled or cash-settled share-based payment plan is modified, the compensation expense from the date of modification is amortised over the period from the date of the modification through the modified vesting date.

Total share-based payment compensation expenses were recognised of EUR 98.2 million in 2025 (2024: EUR 17.2 million) in selling, general and administrative expenses, excluding social security and other charges for an amount of EUR 1.7 million in 2025 (2024: nil). In addition, an expense of EUR 3.7 million (2024: benefit of EUR 3.8 million) related to the revaluation of the Management Stock (Peet's) was recognised as Finance expense as it is not subject to a service condition.

The fair value of a RSU grant in either the Company, JDE or Peet's equals the share price at that moment in time. The share price of the Company is as quoted on the Euronext Amsterdam, the Netherlands. Share prices of JDE and Peet's are determined by management based on key financial metrics and implied multiples relevant to JDE and Peet's, respectively.

Executive Ownership Plan (the Company)

An Executive Ownership Plan was established under which certain members of the CELT of the Company were given the opportunity to invest in the Company through a direct investment in shares of JDEP Holding B.V. One RSU is granted for an investment in one share of JDEP Holdings B.V. At vesting, the RSUs are exchanged on a one-for-one basis for shares of the Company. Accordingly, the grant date fair value of one RSU is equal to the quoted share price of the Company. The grant date fair value of the RSU is initially recognised as compensation expense over a five-year period or longer beginning on the service commencement date. In addition, the investments in shares of JDEP Holding B.V. are also exchanged for shares of the Company on a one-for-one basis. There is no present obligation to settle in cash or to repurchase the RSUs, and as such the RSUs are accounted for as equity-settled. For the investments in shares of JDEP Holding B.V. made from 2023, the corresponding RSUs are subject to the achievement of performance conditions linked to the Company's ESG commitments. See also the paragraph "Changes in 2025".

Option Plan (the Company)

In 2024, the Company introduced an Option Plan for an interim CEO and the current CEO. In 2025, options were also granted to other members of the CELT and other employees of the Company. An option gives the holders the right to purchase one share of the Company.

The options granted to the interim CEO in 2024 had a three-year vesting period from the employment start date with a maximum exercise period of five years after the employment start date. The options were exercised during 2025.

The number of options granted to the current CEO and other employees can increase based on a predefined vesting schedule to a maximum multiple of 2 (the "multiplier") when the Company's share price at the date of vesting is at or above EUR 37.00. The initial vesting period was four years and the exercise price equals the Company's share price at the date of grant. As a vesting condition, the current CEO invested EUR 10 million in shares of the Company and will have to maintain this investment throughout the vesting period. Options granted to other employees exclude the multiplier. The Options initially were accounted for as equity-settled. See also the paragraph "Changes in 2025".

Long-Term Incentive Plan (the Company)

A Long-Term Incentive Plan was established, under which RSUs and, since 2024, PSUs were awarded to the current CEO and other employees of the Company. At vesting, each RSU and PSU are exchanged for a certain number of shares in the Company. The PSUs are conditional upon meeting certain financial and sustainability performance criteria, which at grant date were assumed to be met on-target at the vesting date. In certain jurisdictions, due to regulatory challenges, the RSU can be cash-settled. For all other participants, there is no present obligation to settle in

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cash or to repurchase, and as such the RSUs and PSUs are accounted for as equity-settled. Grants made since December 2021 have a vesting period of three years and grants prior to this date have a vesting period of five years. See also the paragraph "Changes in 2025".

Share Purchase Plan Senior Management (the Company)

In March 2023, a plan was introduced where certain employees is given the opportunity to invest in shares of the Company, as a replacement of the Share Purchase Plan Senior Management (JDE). For every three shares purchased by the participant and held for a period of initially at least three years, the participant is entitled to receive one RSU. At vesting, each RSU is exchanged for one share of the Company. This plan is governed under the same rules as the Long-Term Incentive Plan (the Company). There is no present obligation to settle in cash or repurchase, and as such the RSUs are accounted for as equity-settled. See also the paragraph "Changes in 2025".

Executive Ownership Plan (JDE)

An Executive Ownership Plan was established under which certain members of the CELT of the Company were given the opportunity to invest in JDE through a direct investment in shares of JDE Holdings Minority B.V. One JDE RSU is granted for an investment in one share of JDE Holdings Minority B.V. At vesting, the JDE RSUs are initially exchanged on a one-for-one basis for shares of JDE, and, then, exchanged for shares of the Company based on an agreed exchange ratio. Accordingly, the grant date fair value of one JDE RSU is determined based on the quoted share price of the Company and the agreed exchange ratio. The grant date fair value of the JDE RSUs is initially recognised over a five-year period or longer based on the service commencement date of the participant. In addition, at vesting of the JDE RSU, the investment in shares of JDE Holdings Minority B.V. are exchanged initially for shares of JDE on a one-for-one basis and, then, the shares of JDE are exchanged for shares of the Company based on an agreed exchange ratio. There is no present obligation to settle in cash or to repurchase, and as such the JDE RSUs are accounted for as equity-settled. See also the paragraph "Changes in 2025"

Long-Term Incentive Plan (JDE)

A Long-Term Incentive Plan was established, under which JDE RSUs were awarded to certain employees of JDE. At vesting, each JDE RSU is exchanged for one share of the Company based on the agreed exchange ratio. The fair value of the JDE RSU equals the share price of JDE. In certain jurisdictions, due to regulatory challenges, the JDE RSUs can be cash-settled. For all other participants, there is no present obligation to settle in cash or to repurchase, and as such the JDE RSUs are accounted for as equity-settled. The vesting period of all grants under this plan was initially five years. The last grants under this plan were made in September 2021. See also the paragraph "Changes in 2025".

Share Purchase Plan Senior Management (JDE)

Certain employees was given the opportunity to invest in JDE Certificates through a Foundation. For every three certificates held by the participant for a period of initially at least five years, the participant is entitled to receive one JDE RSU. At vesting, each JDE RSU is initially exchanged for one JDE share, and, then, exchanged for a number of shares of the Company based on the agreed exchange ratio. This plan is governed under the same rules as the Long-Term Incentive Plan (JDE). During 2023, this plan was closed for new investments and replaced with the Share Purchase Plan Senior Management (the Company). See also the paragraph "Changes in 2025".

Executive Ownership Plan (Peet's)

An Executive Ownership Plan was established under which certain employees of Peet's were given the opportunity to invest in Peet's through a direct investment in shares of its immediate parent Peet's Coffee, Inc. ("Peet's Inc."). One Peet's RSU is granted for an investment in one share of Peet's Inc. At vesting, the Peet's RSUs are exchanged on a one-for-one basis for shares of Peet's or shares of the Company at an agreed exchange ratio. Accordingly, the grant-date fair value of one Peet's RSUs is determined based on the quoted share price of the Company and the agreed exchange ratio. The grant date fair value of the Peet's RSUs is initially recognised over a period of four and a half years or longer based on the service commencement date of the participant. See also the paragraph "Changes in 2025"

Long-Term Incentive Plan (Peet's)

A Long-Term Incentive Plan was established, under which Peet's RSUs were awarded to certain employees of Peet's. At vesting, each Peet's RSU is exchanged for one Peet's share or shares of the Company based on agreed exchange ratio. This plan and its options (that become exercisable subject to vesting conditions) partially qualifies as equity-settled and partially as cash-settled. See also the paragraph "Changes in 2025".

Management Stock (Peet's)

Management of Peet's had the opportunity to invest in Peet's shares directly or owns Peet's shares as a result of vested RSUs or Options. The RSUs and its Options (that become exercisable subject to vesting conditions) vested in either Peet's shares or shares of the Company and partially qualifies as equity-settled and partially as cash-settled. During 2025, all Peet's plans were exchanged to JDE Peet's plans. See also the paragraph "Changes in 2025".

Changes in 2025

At the end of June 2025, almost all of the 25,805 Peet's RSUs under the Executive Ownership Plan (Peet's) and 122,747 RSUs under the Long-Term Incentive Plan (Peet's) were exchanged to 889,457 RSUs under the Long-Term Incentive Plan (the Company). Simultaneously, the Management Stock (Peet's) was exchanged to shares in the

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Company. The exchanges were executed where the fair value of Peet's RSUs and shares was equal to the fair value of RSUs and shares of the Company.

Following the announcement of the KDP transaction (see Note 1.1), the Company made the following decisions, which are accounted for as modifications in accordance with IFRS 2:

- The Board of Directors agreed that all outstanding awards at 25 August 2025 will vest on the date of the closing of the KDP transaction, in line with the provisions of the relevant plans. The accounting treatment has therefore been modified to accelerate the vesting date of all outstanding awards under the plans to be the earlier of the regular vesting date or the date of the closing of the KDP transaction, which is expected early in the second quarter of 2026, subject to the satisfaction or waiver of the closing conditions. Following the earlier vesting date, the estimated forfeiture rate was reduced to 2%. See also note 9.6.
- The Board of Directors determined that almost all outstanding options under the Option Plan (the Company) would be settled in cash and, as such, the accounting treatment was modified from equity-settled to cash-settled. Upon modification, the fair value was adjusted by referencing to a) the predefined vesting schedule for the multiple and b) the KDP offer price.
- The Board of Directors agreed that the performance conditions under the PSUs that would be accelerated on the closing of the KDP transaction were determined to be met at an on-target level.

For certain CELT members, RSUs and PSUs under the respective Long-Term Incentive Plans, Share Purchase Plans and Options were settled, net of applicable wage tax. The RSUs and PSUs were settled in shares of the Company with the Options settled in cash where the payment in conditional upon closing of the KDP transaction and consequently remained payables at 31 December 2025. The amount payable is included in Trade and other payables. The respective shares (see Note 5.1) are subject to recovery and the liability would be extinguished in the event the KDP transaction does not close. As the shares and cash payment remain conditional upon the closing of the KDP transaction, the expenses continue to be recognised over the service period, which is until the (estimated) date of the closing of the KDP transaction. The wage tax paid on these settlements reduced the share-based payment liability (Options) and share-based payment reserve with Equity (RSUs and PSUs).

Summary of Awards Granted by Plan

Executive Ownership Plan (the Company)

No investments in JDEP Holding B.V. were made and consequently no matching RSUs were granted in 2025 (2024: EUR 0.5 million).

The weighted-average grant date fair value at 31 December 2025 of the outstanding RSU awards was EUR 25.73 (2024: EUR 32.19).

Details of activity of the RSUs are as follows:

	2025	2024
In shares of the Company		
Balance at 1 January	**568,539**	**1,398,197**
Granted	–	25,252
Forfeited	–	(830,254)
Vested	(440,269)	(24,656)
Balance at 31 December	**128,270**	**568,539**
Compensation expense recognised (EUR million)	2.1	(11.5)

The Company's CELT members financed their investments in shares of JDEP Holding B.V. through their own funds, loans issued by JDE Peet's, or a combination of own funds and loans. The total amount of loans provided to the CELT members with respect to the Executive Ownership Plans is disclosed in note 7.2 Related party transactions.

Option Plan (the Company)

The fair value of the options at the grant date is determined using a Black-Scholes model. The grant date for the CEO is the date on which the grant is approved by the Annual General Meeting of Shareholders (AGM) and for other employees when the grants are awarded. The options awarded to the interim CEO in April 2024 were approved in May 2024 and the option awarded to the current CEO in December 2024, were approved in June 2025. For other employees, including CELT members, the options were approved by the Remuneration Committee in January 2025 and awarded in the period March through June 2025.

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The weighted-average fair value at 31 December 2025 of the outstanding Options was EUR 17.51 (2024: EUR 6.56) and the weighted-average exercise price at 31 December 2025 was EUR 21.10 (2024: EUR 20.03).

Details of the activity of the options are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Equity-settled	2024 Equity-settled
In shares of the Company				
Balance at 1 January	**—**	**1,907,777**	—	—
Granted	—	2,363,342	—	4,130,000
Modified	3,775,342	(3,775,342)	—	—
Forfeited	—	—	—	(2,222,223)
Exercised	—	(277,777)	—	—
Balance at 31 December	**3,775,342**	**218,000**	**—**	**1,907,777**
Compensation expense recognised (EUR million)	32.4	6.8	—	1.4

The assumptions used to measure the fair value of options granted under the Black-Scholes option pricing model at the grant date were as follows:

Weighted average stock price valuation	EUR 20.53
Weighted average exercise price	EUR 20.53
Risk-free interest rate	2.09 %
Expected life	5.65 years
Expected dividend yield	2.95 %
Volatility	25.00 %
Weighted average fair value of options issued	EUR 11.44

Long-Term Incentive Plan (the Company)
RSUs were granted to employees in September 2024 and March 2025. PSUs were granted in March and September 2025 and December 2024.

The fair value of RSUs and PSUs is based on the Company's share price. This resulted in a grant date fair value of EUR 24.4 million in 2025 (2024: EUR 18.6 million) to be recognised as compensation expense over the applicable vesting period, taking into account an estimated forfeiture rate between 0% and 33% of awards that will eventually vest.

The weighted-average grant date fair value at 31 December 2025 of the outstanding RSU awards was EUR 22.89 (2024: EUR 23.78).

Details of the activity of the RSUs are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of the Company				
Balance at 1 January	**53,408**	**2,753,002**	**124,714**	**2,865,295**
Granted	49,869	1,199,251	26,541	1,406,908
Modified	23,740	865,717	(1,471)	1,471
Forfeited	(1,082)	(262,757)	(7,118)	(874,208)
Vested	(16,585)	(775,653)	(89,258)	(646,464)
Balance at 31 December	**109,350**	**3,779,560**	**53,408**	**2,753,002**
Compensation expense recognised (EUR million)	1.2	42.4	0.6	18.0

The weighted-average grant date fair value at 31 December 2025 of the outstanding PSUs was EUR 21.02 (2024: EUR 18.43).

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Details of the activity of PSUs are as follows:

	2025 Equity-settled	2024 Equity-settled
In shares of the Company		
Balance at 1 January	**217,038**	—
Granted	353,936	217,038
Balance at 31 December	**570,974**	**217,038**
Compensation expense recognised (EUR million)	6.5	—

Share Purchase Plan Senior Management (the Company)
A total grant date fair value of EUR 0.1 million will be recognised as compensation expense over the vesting period. For the RSUs granted under this plan, a forfeiture rate between 0% and 33% was used when estimating the number of RSUs that will eventually vest.

The weighted-average grant date fair value at 31 December 2025 of the outstanding RSUs was EUR 24.51 (2024: EUR 25.49).

Details of the activity of RSUs are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of the Company				
Balance at 1 January	**6,757**	**42,351**	**—**	**40,225**
Granted	—	9,040	6,757	5,314
Forfeited	—	(1,995)	—	(3,188)
Balance at 31 December	**6,757**	**49,396**	**6,757**	**42,351**
Compensation expense recognised (EUR million)	0.1	0.5	—	0.4

Executive Ownership Plan (JDE)
During 2025 and 2024 no new investments in JDE Holdings Minority B.V. were made and consequently no matching RSUs were granted. The latest available exchange ratio applicable to the number of JDE RSUs to be exchanged with shares in the Company is: 45.92.

The weighted-average grant date fair value at 31 December 2025 of the outstanding JDE RSUs was EUR 1,317 (2024: EUR 1,317).

Details of the activity of JDE RSUs are as follows:

	2025	2024
In shares of JDE		
Balance at 1 January	**1,423**	**5,896**
Forfeited	—	(1,261)
Vested	—	(3,212)
Balance at 31 December	**1,423**	**1,423**
Compensation expense recognised (EUR million)	0.5	(0.4)

Participants financed their investment through own funds, loans issued by JDE Peet's or JDE, or a combination of own funds and loans. The total amount of loans provided to the CELT members with respect to the Executive Ownership Plan is disclosed in note 7.2 Related party transactions.

Long-Term Incentive Plan (JDE)
As the JDE RSUs will be settled in shares of the Company based upon the fair value of a share of JDE, the fair value of a JDE RSU equals the estimated fair value of the share of JDE at the grant date. No JDE RSUs were awarded in 2025 and 2024. An estimated forfeiture rate between 0% and 33% has been applied of JDE RSUs that will eventually vest.

The latest available exchange ratio applicable to the number of JDE RSUs to be exchanged in shares of the Company is: 45.92.

The weighted-average grant date fair value at 31 December 2025 of the outstanding JDE RSU awards was EUR 1,345 (2024: EUR 1,489).

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Details of the activity of JDE RSUs are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of JDE				
Balance at 1 January	**479**	**9,548**	**712**	**14,145**
Modified	(12)	12	—	—
Forfeited	—	(1,023)	(124)	(1,996)
Vested	(139)	(3,207)	(109)	(2,601)
Balance at 31 December	**328**	**5,330**	**479**	**9,548**
Compensation expense recognised (EUR million)	0.1	1.2	—	1.5

Share Purchase Plan Senior Management (JDE)
During 2025 and 2024, no JDE RSUs were granted. An estimated forfeiture rate between 0% and 33% has been applied of JDE RSUs that will eventually vest.

The latest available exchange ratio applicable to the number of JDE RSUs to be exchanged with in shares of the Company is: 45.92.

The weighted-average grant date fair value at 31 December 2025 of the outstanding JDE RSUs was EUR 1,426 (2024: EUR 1,428).

Details of the activity of JDE RSUs are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of JDE				
Balance at 1 January	**—**	**1,525**	**10**	**1,733**
Forfeited	—	(15)	(10)	(62)
Vested	—	(8)	—	(146)
Balance at 31 December	**—**	**1,502**	**—**	**1,525**
Compensation expense recognised (EUR million)	—	0.4	—	0.4

Peet's plans
The total compensation expense recognised under the Peet's plans described below amounted the EUR 4.1 million (2024: 6.8 million).

Executive Ownership Plan (Peet's)
During 2025, no Peet's RSUs were granted. In 2024, Peet's RSUs accounted for as equity-settled that had a grant date fair value of EUR 2.3 million were recognised as compensation expense over the applicable vesting period of generally five years.

The latest available exchange ratio applicable to the number of Peet's RSUs to be exchanged in shares of the Company is: 3.73.

The weighted-average grant date fair value at 31 December 2024 of the outstanding Peet's RSUs was EUR 150 per share.

Details of the activity of Peet's RSUs are as follows (after restating the comparative information):

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of Peet's				
Balance at 1 January	**—**	**27,433**	**30,151**	**18,125**
Granted	—	—	—	15,091
Modified	—	(19,132)	—	—
Forfeited	—	(8,301)	(23,414)	(5,783)
Vested	—	—	(6,737)	—
Balance at 31 December	**—**	**—**	**—**	**27,433**

Employees were provided the choice to finance a portion of their investment under the Executive Ownership Plan (Peet's) with a loan from Peet's. All loans outstanding as of 31 December 2025 are limited recourse loans which may be prepaid by participants at any time. The total amount of loans provided to certain employees of Peet's with respect to the Executive Ownership Plan (Peet's) is disclosed in note 7.2 Related party transactions.

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Long-Term Incentive Plan (Peet's)
Peet's RSUs were granted to employees in March and September 2024 and March 2025. The vesting dates of these Peet's RSUs were initially in March and September 2027 and March 2028, respectively.

During 2025, no Peet's RSUs were granted. In 2024, Peet's RSUs accounted for as equity-settled that had a grant date fair value of EUR 9 million were recognised as compensation expense over the applicable vesting period of generally five years.

The latest available exchange ratio applicable to the number of Peet's RSUs to be exchanged in shares of the Company is: 3.73.

The weighted-average grant date fair value at 31 December 2024 of the outstanding Peet's RSUs was EUR 151 per share.

The weighted-average exercise price of the options at 31 December 2024 EUR 98 per share with a weighted-average remaining contractual life of 2.1 years.

Details of the activity of Peet's RSUs are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of Peet's				
Balance at 1 January	**—**	**150,069**	**1,795**	**129,191**
Granted	—	—	—	59,955
Modified	—	(102,401)	—	—
Forfeited	—	(10,072)	(1,561)	(28,262)
Vested	—	(37,596)	(234)	(10,815)
Balance at 31 December	**—**	**—**	**—**	**150,069**

Details of activity of options outstanding are as follows:

	2025 Cash-settled	2025 Equity-settled	2024 Cash-settled	2024 Equity-settled
In shares of Peet's				
Balance at 1 January	**28,852**	**7,927**	**32,889**	**9,224**
Forfeited	(306)	(119)	(457)	(825)
Exercised	(28,486)	(7,502)	(3,580)	(472)
Balance at 31 December	**60**	**306**	**28,852**	**7,927**

All options were exercisable at 31 December 2025 and 31 December 2024.

Management Stock (Peet's)
Management of Peet's had the opportunity to invest in Peet's shares directly or receive Peet's shares upon vesting of their Peet's RSUs and/or Options. The value of these shares was classified as a liability as Peet's had the obligation to buy back. Following the buy back and the exchange to shares in the Company there is no longer a liability (2024: EUR 17 million). The number of outstanding Management Stock that qualified as a liability 31 December 2024 was 96,591.

Management of Peet's had the opportunity to invest in Peet's shares directly or receive Peet's shares upon vesting of their Peet's RSUs. The value of these shares was classified as equity as Peet's had no obligation to buy back. Following the exchange to shares in the Company, no such shares are outstanding (2024: 35,484).

7.2 RELATED PARTIES

Material related party transactions that have a pervasive impact on the financial statements are presented within the primary financial statements, in accordance with the applicable financial reporting framework and disclosure requirements.

Key management compensation

The compensation related to key management and non-executive Directors of JDE Peet's for employee services is as follows (in EUR million):

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	2025	2024
Salaries	17	17
Share-based payment compensation	67	1
Other, including pensions	—	8
Total	**84**	**26**
Executive Director	26	(16)
Non-executive Directors (the Board)	5	4

The amount for the executive Director in 2024 is negative following Mr. Simon stepping down, where the majority of his share-based payment compensation lapsed and the expense recognised in prior years was reversed in line with the Remuneration Policy. The definition of key management in this note differs from the definition as applied in the Remuneration Report as this definition includes senior management while the Remuneration Report only applies to the executive and non-executive Directors. The Remuneration Report is presented on page ##.

Caribou acquisition — On 26 March 2024, JDE Peet's completed a long-term global license agreement to manufacture, market and sell Caribou consumer and foodservice coffee products, excluding Caribou coffeehouses, from Caribou Coffee Operating Company, Inc., an entity within the Panera Brands, Inc. group of companies. At JDE Peet's N.V. and Panera Brands, Inc. JAB is the controlling shareholder. In line with the Company's Related Party Transaction Policy, the JAB affiliated members of the Board did not participate in the decision making. For further details, refer to note 3.1 Business combinations.

Shares in JDE Peet's — At 31 December 2025, non-executive directors and key management personnel hold 1.834.853 and 2.042.469 ordinary shares in the Company respectively. In addition, certain non-executive Directors have indirect interests in JDE Peet's through shareholdings in the parent companies.

Contribution by parent and distribution to parent — During 2025, no contributions were made by or distributed to the shareholders other than dividends (2024: none). During the reporting period, share buybacks for in total 5,477,094 shares were executed, reference is made to Note 5.1.

Share-based payments—As described in note 7.1, directors and employees of JDE Peet's participate in share-based payment plans. The costs related to these plans are reflected as part of the selling, general and administrative expenses in the income statement.

Trading transactions

During the year, JDE Peet's entities entered into the following transactions with related parties outside the group of JDE Peet's (in EUR million):

	Sales to related parties		Purchases from related parties	
	2025	2024	2025	2024
Keurig Dr Pepper	38	5	39	98
Caribou	—	10	—	26
Mondelēz Group	—	—	—	40
Total	**38**	**15**	**39**	**164**

The following amounts were outstanding from/to related parties at reporting date (in EUR million):

	Owed by related parties		Owed to related parties	
	2025	2024	2025	2024
Keurig Dr Pepper	11	2	9	52
Caribou	—	—	—	24
Mondelēz Group	—	—	—	8
Total	**11**	**2**	**9**	**84**

Sales of goods to related parties were made at JDE Peet's usual list prices, less usual discount provided to customers. Purchases were made at market price discounted to reflect the quantity of goods purchased and the relationships between the parties. The amounts outstanding are unsecured and will be settled in cash. No guarantees were given or received. No provisions were made for doubtful debts in respect of the amounts owed by related parties.

Transactions with Keurig Dr Pepper—There were transactions with Keurig Dr Pepper (an entity ultimately partially owned by JAB) as part of the normal course of business, such as the purchase of coffee by Keurig Dr Pepper and subsequent purchase of K-cups.

Transactions with Caribou—Prior to the acquisition of Caribou in 2024, there were transactions with Caribou as part of the normal course of business, such as the sale of coffee and royalty payments to Caribou. JDE Peet's acquired part of the Caribou business on 26 March 2024, which changed the nature of the transactions between Peet's and the remaining Caribou business, such as the elimination of the royalty payments.

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Transactions with Mondelēz International Inc. Group— On 29 November 2024, Mondelēz International Inc. completed the sale of its remaining shares in JDE Peet's to JAB Holdings Company. Consequently, from this date, Mondelēz Group is no longer considered a related party. Transactions with Mondelēz Group between 1 January and 29 November 2024 are disclosed. In that period, there were transactions with Mondelēz Group as part of the normal course of business, such as rental of office space.

Transactions with various pension funds—JDE Peet's has several transactions with the pension funds as further disclosed in note 9.1 Post-employment benefits. All transactions are related to payments to and/or to fund the pension funds.

Loans to related parties

Loans to key management—As described in note 7.1 Share-based payments, loans were granted to members of the CELT for the sole purpose of participating in the Executive Ownership Plans of JDE Peet's. The loans bear interest at 3% and early repayment is allowed. The total amount of loans outstanding to CELT members amounted to EUR 10 million at 31 December 2025 (2024: EUR 15 million).

Loans from related parties

At 31 December 2025, the Company had no outstanding loans with related parties. As described in note 7.1 Share-based payments, for certain CELT members Options were settled where the payment of EUR 19.9 million is conditional upon closing of the KDP transaction and consequently remained payables at 31 December 2025. The amount payable is included in Trade and other payables. The payable bears interest at 1.25%.

Fiscal unity

Certain subsidiaries of the Company were included with affiliates not part of JDE Peet's in a combined group tax filing. The Company, together with certain of its Dutch subsidiaries, is part of a tax grouping for Dutch corporate income tax purposes.

8. INCOME TAXES

Income tax expense for the period comprises of current and deferred tax. Current and deferred tax is recognised in the income statement, except when it relates to a business combination or for items recognised in OCI or directly in Equity.

Current income tax—Current income tax is the expected income tax payable or receivable in respect of taxable income or loss for the current year in the countries where JDE Peet's operates and generates taxable income, using the tax rates enacted or substantially enacted at the reporting date, and any adjustments thereto in respect of previous years.

Deferred income tax—Deferred income tax is a tax payable or receivable in the future and is recognised on temporary differences arising from differences between the tax bases of assets and liabilities and their carrying amounts, unused tax losses and unused tax credits.

Deferred income tax is not recognised on temporary differences related to: (i) the initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss, (ii) the investments in subsidiaries, branches and associates, and interests in joint ventures, to the extent that JDE Peet's is able to control the timing and reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future, and (iii) the initial recognition of goodwill.

Deferred income tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantially enacted at the reporting date.

Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which they can be utilised. The criteria that are considered in assessing the probability that sufficient taxable profit will be available include: (i) the existence of taxable temporary differences that relate to the same taxation authority and the same taxable entity, (ii) expected future taxable profits and (iii) tax planning opportunities. In case a history of recent losses is present, it is considered whether convincing other evidence exists, such as the nature of the (historical) losses and changes in activities to support recognising the deferred tax asset.

Deferred tax liabilities for withholding taxes are recognized for subsidiaries and unconsolidated companies in situations where the earnings are to be paid out as dividend in the foreseeable future to the extent that these withholding taxes are not expected to be refundable or deductible.

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Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

JDE Peet's applies the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes, as provided in the amendments to IAS 12 issued in May 2023. As a result, JDE Peet's neither recognises nor discloses information about deferred tax assets and liabilities related to Pillar Two income taxes.

Uncertain tax treatments—An uncertain income tax treatment is any tax treatment applied by an entity where there is uncertainty over whether that treatment will be accepted by the taxation authority. Such uncertainty can relate to all aspects of income tax accounting, including taxable profit or loss, the tax bases of assets and liabilities, tax losses, tax credits and tax rates. If JDE Peet's concludes it is probable that the taxation authority will not accept an uncertain tax treatment, a liability is recognised to reflect the effect of the uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses, unused tax credits or tax rates, to the extent that a reliable estimate can be made.

If JDE Peet's concludes it is possible but not probable that a taxation authority will not accept an uncertain tax treatment, JDE Peet's shall determine whether to disclose the potential effect of the uncertainty as a tax-related contingency, see note 9.5.

Key accounting estimate and judgement—JDE Peet's is subject to taxation in the many countries in which it operates. The tax legislation of these countries differs, is often complex and is subject to interpretation by management and the government authorities. These matters of judgement give rise to the need to create provisions for income tax payments that may arise in future years with respect to transactions already undertaken. Judgment is made about whether each uncertainty should be considered independently or whether some uncertainties can be considered together, when recognising and measuring provision for income tax payments. The income tax provision is estimated based on either of the following methods, depending on which method JDE Peet's expects to better predict the resolution of the uncertainty: (i) the most likely amount - the single most likely amount in a range of possible outcomes, or (ii) the expected value - the sum of the probability-weighted amounts in a range of possible outcomes.

If new information becomes available, this may cause JDE Peet's to change its judgement regarding the adequacy of existing income tax liabilities; such changes to income tax liabilities will impact the income tax expense in the period that such determination is made.

For the utilisation of tax losses and recognition of other deferred tax assets, management uses judgement to assess whether there will be sufficient future taxable profits to utilise such deferred tax assets.

Other—Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions JDE Peet's operates. The legislation is effective for the financial year beginning 1 January 2024. JDE Peet's is in scope of the enacted or substantively enacted legislation and has performed an assessment of the potential exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the current year information available regarding the financial performance of the constituent entities within JDE Peet's. Based on the assessment, the Pillar Two effective tax rates in most of the jurisdictions in which JDE Peet's operates are above 15%. However, there are a limited number of jurisdictions where the transitional safe harbour relief does not apply, and the impact of Pillar Two is considered limited.

Income Tax Expense

In 2025, the income tax expense amounted to EUR (173) million (2024: (247) million) The components of the income tax expense are as follows (in EUR million):

	2025	2024
Current tax (expense) / benefit	(186)	(218)
Deferred tax (expense) / benefit	15	(29)
Pillar Two tax (expense) / benefit	(2)	—
Total income tax expense	**(173)**	**(247)**

Profit before tax amounted to EUR 976 million (2024: EUR 790 million), resulting in an effective tax rate of 17.7% (2024: 31.3%).

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The reconciliation of the weighted-average statutory income tax rate to the effective tax rate is as follows (in EUR million):

	2025 Tax	2025 %	2024 Tax	2024 %
Income tax using JDE Peet's calculated weighted-average statutory income tax rate [15]	(261)	26.7 %	(209)	26.5 %
Differences between computed rate of tax and effective tax rate due to:				
– Tax-exempt and non-deductible fair value gains and losses on equity derivative instruments	78	(8.0)%	(40)	5.1 %
– Income tax incentives and tax-exempt income[16]	45	(4.6)%	46	(5.8)%
– Non-deductible expenses	(34)	3.5 %	(24)	3.0 %
– Tax rate changes	17	(1.7)%	2	(0.2)%
– Repatriation taxation of earnings and withholding	(11)	1.1 %	(9)	1.1 %
– Recognition/(non-recognition) of deferred tax assets	(12)	1.2 %	(5)	0.6 %
– Tax reserves and prior year related tax adjustments	12	(1.2)%	(7)	0.9 %
– Pillar Two income taxes	(2)	0.2 %	—	0.0 %
– Other taxes	(5)	0.5 %	(1)	0.1 %
Effective tax rate	**(173)**	**17.7 %**	**(247)**	**31.3 %**

The effective tax rate is 13.6% lower than last year, which is primarily driven by tax-exempt fair value gains on the total return equity derivative instruments due to the share price increase in 2025. In 2024, these derivative instruments resulted in significant non-tax deductible fair value losses. This favourable effect is partially offset by higher non-tax deductible share-based compensation costs and non-recognition of deferred tax assets following the loss reported for the divestment of the tea business in Turkey.

Deferred Income Tax Assets and Liabilities

The analysis of the deferred income tax assets and liabilities is as follows (in EUR million):

	2025	2024
Deferred income tax assets	84	57
Deferred income tax liabilities	(1,213)	(1,235)
Net deferred income tax	**(1,129)**	**(1,178)**

15 JDE Peet's calculated weighted-average statutory income tax is the average of the standard rate of tax applicable in the countries in which JDE Peet's operates, weighted by the amount of underlying profit before taxation generated in each of those countries. For this reason, the rate may vary from year to year according to the mix of profit and related tax rates.

16 Income tax incentives are granted in the Netherlands, Brazil and Malaysia, in line with our commercial and economic activities in those countries.

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Deferred tax assets and deferred tax liabilities are attributable to the following items (in EUR million):

	2025			2024		
	Deferred tax assets	Deferred tax liabilities	Net deferred tax asset/ (liability)	Deferred tax assets	Deferred tax liabilities	Net deferred tax asset/ (liability)
Property, plant and equipment	7	(76)	(69)	6	(76)	(70)
Goodwill and other intangible assets	50	(1,298)	(1,248)	46	(1,302)	(1,256)
Other non-current financial assets	97	(1)	96	103	—	103
Retirement benefit asset/ obligations	14	(115)	(101)	30	(126)	(96)
Share-based payments	6	—	6	3	—	3
Borrowings	44	(1)	43	40	(1)	39
Derivative financial instruments	7	—	7	—	(15)	(15)
Provisions and other	28	(4)	24	15	3	18
Trade and other receivables/ payables	68	—	68	45	—	45
Inventories	9	—	9	9	(1)	8
Tax on repatriation of earnings	—	(51)	(51)	—	(51)	(51)
Other tax credits carry forwards	1	—	1	—	—	—
Tax loss carry forwards	86	—	86	94	—	94
Subtotal	**417**	**(1,546)**	**(1,129)**	**391**	**(1,569)**	**(1,178)**
Offset of deferred tax positions	(333)	333	—	(334)	334	—
Net deferred tax asset/ (liability)	**84**	**(1,213)**	**(1,129)**	**57**	**(1,235)**	**(1,178)**

The tax effect relating to temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised amounts to EUR 63 million (2024: EUR 48 million). This is because JDE Peet's is able to control the timing of the reversal of the temporary differences, and it is probable that such differences will not reverse in the foreseeable future.

Movement in deferred tax balances during the year

In 2025, the net deferred tax liability position decreased by EUR 49 million from EUR 1,178 million in 2024 to EUR 1,129 million in 2025, which was mainly the result of: (i) revaluation of deferred tax assets and liabilities at reduced tax rates and (ii) increase of deferred tax assets from temporary difference in provisions, working capital and derivative instruments.

In 2024, the net deferred tax liability position of EUR 1,178 million remained largely unchanged compared to EUR 1,177 million in 2023, as increases in the net deferred tax liability were offset by decreases. The movements during 2025 and 2024 are as follows (in EUR million):

	Balance at 31 December 2024	(Charged / Credited to the income statement	(Charged) / Credited directly to other comprehen-sive income and equity	Currency translation	Disposals	Balance at 31 December 2025
Property, plant and equipment	(70)	(7)	—	3	5	(69)
Goodwill and other intangible assets	(1,256)	3	—	5	—	(1,248)
Other non-current financial assets	103	(7)	—	—	—	96
Retirement benefit asset/obligations	(96)	(17)	6	6	—	(101)
Share-based payments	3	3	1	(1)	—	6
Borrowings	39	7	—	(3)	—	43
Derivative financial instruments	(15)	3	19	—	—	7
Provisions and other	18	8	—	(2)	—	24
Trade and other receivables/payables	45	22	—	1	—	68
Inventories	8	2	—	(1)	—	9
Tax on repatriation of earnings	(51)	(1)	—	1	—	(51)
Other tax credits carry forwards	—	1	—	—	—	1
Tax loss carry forwards	94	(2)	(2)	(4)	—	86
Net deferred tax asset/(liability)	**(1,178)**	**15**	**24**	**5**	**5**	**(1,129)**

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	Balance at 31 December 2023	(Charged) Credited to the income statement	(Charged) Credited directly to other comprehensive income and equity	(Charged) Credited directly to equity	Currency trans-lation	Business combi-nations	Balance at 31 December 2024
Property, plant and equipment	(77)	7	—	1	(2)	1	(70)
Goodwill and other intangible assets	(1,290)	(27)	—	(1)	3	59	(1,256)
Other non-current financial assets	111	(8)	—	—	—	—	103
Retirement benefit asset/obligations	(75)	(5)	(10)	—	(6)	—	(96)
Share-based payments	4	(1)	—	—	—	—	3
Borrowings	40	(2)	—	—	1	—	39
Derivative financial instruments	3	—	(17)	—	(1)	—	(15)
Provisions and other	19	5	—	(5)	(1)	—	18
Trade and other receivables/payables	39	9	—	—	(4)	1	45
Inventories	7	3	—	(2)	—	—	8
Tax on repatriation of earnings	(49)	(2)	—	—	—	—	(51)
Tax loss carry forwards	91	(8)	7	—	4	—	94
Net deferred tax asset/(liability)	**(1,177)**	**(29)**	**(20)**	**(7)**	**(6)**	**61**	**(1,178)**

Tax losses, tax credits and other carried forwards

JDE Peet's had tax losses carried forward of EUR 686 million at 31 December 2025 (2024: EUR 769 million), for which EUR 86 million was recognised as a deferred tax asset (2024: EUR 94 million). Unrecognised deferred tax assets on tax losses amounted to EUR 77 million in 2025 (2024: EUR 87 million). These (un)recognised tax losses carried forward expire as to the table below (in EUR million):

	Tax losses unrecognised		Tax losses recognised		Total tax losses	
	2025	2024	2025	2024	2025	2024
Within 1 year	2	6	—	—	2	6
1 to 2 years	5	8	5	—	10	8
2 to 3 years	11	12	9	—	20	12
3 to 4 years	13	44	—	—	13	44
4 to 5 years	53	30	1	10	54	40
Later	6	16	65	76	71	92
Unlimited	212	215	304	352	516	567
Balance at 31 December	**302**	**331**	**384**	**438**	**686**	**769**

JDE Peet's has tax credits carried forward in the U.S. and the Netherlands of EUR 17 million at 31 December 2025 (2024: EUR 21 million), for which no deferred tax asset was recognised as it is not expected that these will be utilised. The tax credits carried forward expire within 5 to 8 years (EUR 14 million), while the remaining EUR 3 million can be carried forward indefinitely.

The tax effect of other deductible temporary differences that have not been recognised, amounted to EUR 27 million in 2025 (2024: EUR 29 million) as it is not expected that these will be utilised.

In addition, the tax effect of other deductible temporary differences that have not been recognised as the tax treatment giving rise to these temporary differences is uncertain, amounted to EUR 137 million in 2025 (2024: EUR 145 million), whereby the uncertainty affects current tax for an amount of EUR 58 million and deferred tax for an amount of EUR 79 million.

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9. OTHER DISCLOSURES

9.1 POST EMPLOYMENT AND OTHER LONG-TERM EMPLOYEE BENEFIT PLANS

JDE Peet's contributes to defined contribution retirement benefit plans that are recognised as expense when employees have rendered service entitling them to the contributions.

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each year. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to OCI in the period in which they arise. Past service cost is recognised immediately in the income statement. For defined benefit plans, the operating and finance expense are recognised separately in the income statement. The amount recognised as operating cost in the income statement is the cost of accruing pension benefits promised to employees over the year, plus the costs of individual events such as past service benefit enhancements, settlements and curtailments (such events are recognised immediately in the income statement). The amount recognised as finance income includes a credit equivalent to the interest income on the pension plans' assets over the year, offset by a charge equal to the interest expense in the plans' liabilities over the year.

The retirement benefit obligations recognised in the statement of financial position represent the present value of the defined benefit obligation, as adjusted for past service cost, and as reduced by the fair value of plan assets.

Key accounting estimate and judgement—JDE Peet's sponsors defined benefit plans and provides other post-employment benefits. Assumptions are an important element in the actuarial methods that are used to measure the expense and obligations relative to employee benefits. The assumptions utilised include discount rate, inflation and indexation, life expectancy, payroll increase and health-care trends. Any change in these assumptions could potentially result in a significant change to the pension assets, pension liabilities, commitments and pension costs in future periods.

JDE Peet's operates a number of defined benefit and defined contribution plans for its employees.

Defined Contribution Plans

JDE Peet's sponsors defined contribution pension plans for its employees. The cost is determined by the contributions to these plans and is recognised when it becomes due. The amount of expense recognised during the year 2025 was EUR 37 million (2024: EUR 36 million).

Defined Benefit Plans (Pension, Jubilee and Post-Employment Medical)

JDE Peet's sponsors defined benefit plans in a number of countries, with the most significant plans in the U.K. and Germany. The defined benefit plans include pension plans, jubilee plans and post-employment medical benefit plans.

United Kingdom — This plan only includes deferred members and retirees/dependants. All entitlements have been made paid-up and are only indexed in accordance with the plan rules. Pension benefits are not linked in any way to the pensionable salary of the participants.The U.K. Pension Plan is fully funded on a technical provisions basis.

The Trustee of the plan implemented an investment strategy in which 90% of the plan assets are invested in matching assets (corporate credits and – index linked – gilts) and 10% of plan assets are invested in worldwide equity. The overall investment portfolio is structured in such a way that the volatility of the funded status is within 2% per year. The target return of the investments is 50 – 75bps above gilts (excl. manager fees), while the technical provisions basis is set at Gilts +50bps. Under U.K. Pensions Law, the sponsoring companies remain liable in case of future deficits in the pension plan.

The value of the U.K. Plan at 31 December 2025 amounted to a net asset of EUR 459 million (2024: EUR 504 million). No asset ceiling applies to this plan.

The funding of the plan was 137.6% at 31 December 2025 (2024: 135.8%).

Germany — There are six (largely) unfunded defined benefit plans in Germany. These include five Final Pay Plans, of which two are closed to new entrants (but participants still accrue benefits) and two are frozen (meaning no further accruals, but existing entitlements remain). The fifth, a Final Pay Plan, is still open to new entrants and is also the only funded pension plan (via a Contractual Trust Agreement). Lastly, the sixth arrangement is a provision for service anniversaries (a so-called Long-Term Benefits Plan). Over 1,000 employees (2024: 1,000) accrue benefits in the fifth and sixth plans. The total defined benefit obligation at 31 December 2025 was EUR 109 million (2024: EUR 137 million) of which EUR 92 million (2024: EUR 86 million) was funded by means of a Contractual Trust Agreement.

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A summary of the amounts recognised in the financial statements related to the pension, jubilee and post-employment medical plans is as follows (in EUR million):

	2025	2024
Defined benefit obligation of funded plans	(955)	(979)
Fair value of plan assets	1,414	1,483
Funded defined benefit plans with a surplus	**459**	**504**
Defined benefit obligation of funded plans	(225)	(278)
Fair value of plan assets	101	122
Funded defined benefit plans with a deficit	**(124)**	**(156)**
Post-employment medical & jubilee benefits	(9)	(9)
Defined benefit liability	**(133)**	**(165)**

The following provides detailed disclosures regarding the pension, jubilee and the post-employment medical plans.

Pension Benefits — The reconciliation of the amounts recognised in the table above to the total defined benefit obligation and fair value of plan assets is as follows (in EUR million):

	2025	2024
Total defined benefit obligation	(1,180)	(1,257)
Total fair value of plan assets	1,515	1,605
Net defined benefit position	**335**	**348**

Information on plan assets and defined benefit obligation per country

The defined benefit obligation at 31 December per country and the plan assets per country can be specified as follows (in EUR million):

	Plan assets		Defined benefit obligations	
	2025	2024	2025	2024
United Kingdom	1,385	1,483	(928)	(979)
Germany	92	86	(201)	(223)
Other	38	36	(51)	(55)

The weighted-average duration of the defined benefit obligations for the U.K. at 31 December 2025 is 10.7 years (2024: 10.8 years) and for Germany at 31 December 2025 is 14.8 years (2024: 16.2 years).

The movement in the defined benefit obligation over the year is as follows (in EUR million):

	2025	2024
Defined benefit obligation at 1 January	**1,257**	**1,400**
Employer service costs	5	5
Interest expense	58	60
Past service costs	(1)	—
Administration costs	4	3
Actuarial (gain)/loss due to experience	13	(63)
Actuarial (gain)/loss due to demographic assumption changes	31	(18)
Actuarial (gain)/loss due to financial assumption changes	(61)	(99)
Foreign currency translation	(50)	50
Benefits paid	(77)	(81)
Other	1	—
Defined benefit obligation at 31 December	**1,180**	**1,257**

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The movement in the fair value of plan assets is as follows (in EUR million):

	2025	2024
Fair value of plan assets at 1 January	**1,605**	**1,671**
Employer contributions	7	8
Benefits paid	(77)	(81)
Interest income	79	74
Return on plan assets greater/(less) than interest income	(25)	(138)
Foreign currency translation	(74)	71
Fair value of plan assets at 31 December	**1,515**	**1,605**

The amounts recognised in the income statement are as follows (in EUR million):

	2025	2024
Employer service costs	5	5
Past service costs	(1)	—
Interest expense on defined benefit obligation	58	60
Interest income on plan assets	(79)	(74)
Administration costs	4	3
Total defined benefit cost recognised in the consolidated income statement	**(13)**	**(6)**

Of the total defined benefit recognised in the income statement, a cost of EUR 4 million (2024: EUR 5 million) was recognised in selling, general and administrative expenses and cost of sales for the period.

The amounts recognised in the statements of comprehensive income (before tax) are as follows (in EUR million):

	2025	2024
Balance at 1 January	**(349)**	**(293)**
Actuarial (gains) / losses on the defined benefit obligation	(17)	(180)
Actuarial (gains) / losses on the plan assets	25	138
Foreign currency translation	16	(14)
Balance at 31 December	**(325)**	**(349)**

The experience adjustments and actuarial gains and losses due to change in actuarial assumptions are as follows and relate to the plans included in the statement of financial position at the end of the year (in EUR million):

	2025	2024
Liability (gain) or loss due to experience	13	(63)
Liability (gain) or loss due to demographic and financial assumptions changes	(30)	(117)
Actuarial (gains) / losses on the defined benefit obligation	**(17)**	**(180)**
Asset (gain) or loss due to experience	25	138
Actuarial (gain) or loss recognised	**8**	**(42)**

The weighted-average actual assumptions used in measuring the defined benefit cost recognised in the consolidated income statement of the year and plan obligations at the end of the year are as follows:

	2025		2024	
	UK	Germany	UK	Germany
Discount rate	5.45%	4.30%	5.40%	3.40 %
Indexation rate inactive participants - deferred	2.60%	N/A	2.90%	N/A
Indexation rate inactive participants - pensioners	2.60%	2.00%	2.85%	2.00 %
Inflation rate	2.95%	2.00%	3.30%	2.00 %
Future salary increases	N/A	2.75%	N/A	2.75 %

The discount rate is determined by utilising a yield curve based on high-quality, fixed-income investments that have an AA bond rating to discount the expected future benefit payments to plan participants. Salary increase assumptions are based upon historical experience and anticipated future management actions.

Assumptions regarding future mortality experience are set, based on actuarial advice in accordance with published statistics and experience in each territory. Mortality assumptions for the most important countries are based on the following mortality tables:

- UK: SAPS S3 Pensioners with CMI Core Projection Model 2023 update, with a 1.25% long-term trend and default weightings on experience between 2020 and 2023 experience, respectively
- Germany: Heubeck 2018G.

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Sensitivity to changes in individual parameters used at 31 December 2025 can be estimated as follows:

- A 50 basis point decrease in the discount rate of interest would increase the defined benefit obligation by approximately EUR 68 million (2024: EUR 75 million)
- A 50 basis point increase in inflation assumption would increase the defined benefit obligation by approximately EUR 47 million (2024: EUR 48 million)
- A 50 basis point increase in the salary growth rate would increase the defined benefit obligation by approximately EUR 3 million (2024: EUR 5 million).

The pension plan asset allocation differs per plan. On a weighted-average basis, the allocation was as follows:

	2025	2024
Bond or bond-like instruments	75.6%	76.4%
Cash and cash equivalents	15.1%	14.4%
Equity instruments	7.4%	7.5%
Other	1.9%	1.7%
Total	**100.0%**	**100.0%**

Investment strategies are based on the composition of the plan liabilities. With the aid of asset liability management modelling, analyses are made of possible future economic scenarios and investment portfolios. Based on these analyses, investment strategies are determined for each plan to produce optimal investment returns at acceptable funding ratio risk levels. Less favourable years can be part of these scenarios. The strategic targets changed substantially from 2009 since one of the pension plans in the United Kingdom with significant assets is inactive and therefore the plan assets are mainly invested in fixed-income securities and cash instruments.

Expected cash contributions to retirement benefit plans for the year 2026 are EUR 9 million (2025: EUR 8 million). The exact amount of cash contributions made to pension plans in any year is dependent on a number of factors including minimum funding requirements in the jurisdictions in which JDE Peet's operates the tax deductibility of amounts funded and arrangements made with the trustees of certain foreign plans.

Jubilee and Post-Employment Medical Benefits—JDE Peet's operates a post-employment medical benefit scheme in the Netherlands and Jubilee schemes in the Netherlands, Austria and Germany. The method of accounting, assumptions and the frequency of valuations are similar to those used for defined benefit pension schemes except for the treatment of actuarial gains and losses which are recognised immediately in the income statement. The plans are unfunded.

The movement in the defined benefit obligation is as follows (in EUR million):

	2025	2024
Balance at 1 January	**9**	**9**
Employer service cost	1	1
Employer contribution	(1)	(1)
Balance at 31 December	**9**	**9**

9.2 PROVISIONS

Termination Benefits—Termination benefits are payable when employment is terminated by JDE Peet's before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. Termination benefits are recognised when it is demonstrably committed to a termination and when the entity has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to their present value. The estimated costs associated with these benefits are reflected in the restructuring provisions.

Provisions—Provisions, which are primarily for restructuring costs, legal claims, medical claims and environmental obligations are recognised when JDE Peet's has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Restructuring provisions primarily comprise employee termination payments. Provisions are not recognised for future operating losses.

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Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

When the carrying amount of a provision is an estimate of a single amount to be received or paid in the future, the cost of debt is used to discount the provision. When an expected cash flow approach is used to determine the carrying amount of the provision (the sum of probability-weighted amounts in a range of possible estimated amounts), the risk-free rate will be used to discount the provision.

Key accounting estimate and judgement:
Restructuring provisions—A provision for restructuring costs is recognised when a detailed formal plan for the restructuring has been determined and the plan has been communicated to the parties that may be affected by it. The provision is based on a number of assumptions including the timing of the payments and the number of employees that will ultimately receive the termination benefits. A change in these assumptions may result in a significant change in the liability in future periods. Adjustments to previously recognised charges resulting from a change in estimate are recognised in the period in which the change is identified.

In assessing the likelihood of occurrence of restructuring provisions, judgement is required to determine if an outflow of economic resources is probable. Where it is probable, a liability is recognised and further judgement is used to determine the level of the provision.

Legal and other provisions—JDE Peet's is involved in certain litigation and other legal proceedings. These claims involve highly complex issues, damages and other matters. In assessing the likelihood of occurrence of legal provisions, there is uncertainty as to estimating likely outcomes or ranges of possible loss, as investigations are not conducted in a consistent manner across jurisdictions and each country and agency has different set of laws, rules and regulations. Accordingly, the outcome of these matters cannot be predicted. However, the unfavourable resolution of one or more of these proceedings could have a material adverse effect on the business, results of operations, financial conditions and/or cash flows. Where it is probable, a liability is recognised and further judgement is used to determine the level of the provision.

The change in provisions was as follows (in EUR million):

	Restructuring	Legal and other	Total
Balance at 1 January 2024	**54**	**50**	**104**
Acquired in business combinations	—	28	28
Additions charged to income statement	7	5	12
Payments	(38)	(6)	(44)
Reductions related to remeasurement or settlement without cost	(2)	(14)	(16)
Currency translation differences	1	(4)	(3)
Balance at 31 December 2024	**22**	**59**	**81**
Non-current	4	23	27
Current	18	36	54
Balance at 31 December 2024	**22**	**59**	**81**
Additions charged to income statement	71	5	76
Payments	(22)	(5)	(27)
Other	(2)	(7)	(9)
Currency translation differences	(1)	(2)	(3)
Balance at 31 December 2025	**68**	**50**	**118**
Non-current	12	27	40
Current	56	23	79
Balance at 31 December 2025	**68**	**50**	**118**

Restructuring—During the periods presented, several initiatives were taken to improve the efficiency of operations which resulted in reduction in headcount. In connection with these actions, expenses of EUR 71 million were recognised during the year ended 31 December 2025 (2024: EUR 7 million). During the period, the Group initiated a comprehensive restructuring programme as part of its new 'Reignite the Amazing' strategy. This included completion of the integration of its U.S. capsules business, optimising its European operating model by consolidating country clusters and centralising finance activities, and commencing the transition of Peet's U.S. commercial distribution model. In addition, the Group announced the closure of three manufacturing plants as part of its footprint optimisation efforts. These actions have resulted in the recognition of restructuring provisions to cover associated costs.

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Legal and other provisions

The composition of legal and other provisions is as follows (in EUR million):

	2025	2024
Contingencies arising from business combinations	13	20
Claims and disputes	15	17
Branded Apparel	7	8
Other employee-related provisions	7	6
Other provisions	8	8
Total	**50**	**59**

Branded Apparel—The provision relates to Branded Apparel, a previously divested business. The provision includes medical claims related to injuries caused to former employees as a result of noise-induced hearing loss and asbestos exposure, which may result in payments to those individuals for their related medical expenses. The expense related to this provision was recognised in selling, general and administrative expenses in the income statement.

Furthermore the legal and other provisions include items such as:
- Decommissioning provisions related to property, plant and equipment
- Environmental provisions
- Non-income tax provisions
- Provisions for labour and insurance claims
- Warranty provisions
- Provisions for other legal claims and disputes
- Contingent liabilities assumed in and indemnifications resulting from business combinations.

9.3 OTHER NON-CURRENT ASSETS

For the accounting policy on investments in associates reference is made to section 1.4 of this report. The composition of other non-current assets is as follows (in EUR million):

	2025	2024
Lease receivables	6	3
Advance to related parties	12	18
Investment in associates	4	13
Other non-current assets	31	20
Total	**53**	**54**

The advance to related parties represent loans granted to key management members in relation to their share-based payment plans. The investments in associates presented are classified as other (non-strategic) investments in accordance with JDE Peet's accounting policies.

9.4 OTHER NON-CURRENT LIABILITIES

The composition of other non-current liabilities is as follows (in EUR million):

	2025	2024
Deferred revenue	3	3
Share-based payment liability	—	3
Management-owned shares liability	—	17
Other	8	9
Total non-current liabilities	**11**	**32**

Share-based payment and Management-owned shares liability—All fair value changes were recognised in the profit and loss account for a benefit of EUR 1 million (2024: EUR 1 million benefit) in the selling, general and administrative expenses and an expense of EUR 1 million (2024: expense of EUR 2 million) in the finance expenses for the share-based payment liability and the management-owned shares liability, respectively. For more information about these plans reference is made to note 7.1.

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The change in the management-owned shares was as follows (in EUR million):

	2025	2024
Balance at 1 January	**17**	**26**
Fair value through income statement	1	(2)
Repayments	(17)	(10)
Vesting of share-based payments	—	3
Currency translation	(1)	—
Balance at 31 December	**—**	**17**

9.5 COMMITMENTS AND CONTINGENCIES

Commitments—The off-balance sheet commitments consist of the following (in EUR million):

	2025	2024
Purchase commitments	976	1,928
Operating leases	8	3
Guarantees	4	4
	988	**1,935**

Purchase commitments — Purchase commitments primarily consist of commitments related to the purchases of green coffee, packaging, other raw materials/commodities and services.

Operating lease commitments — JDE Peet's leases certain facilities, equipment and vehicles under agreements that are classified as operating leases. The building leases have various lease terms, while the equipment and vehicle leases have terms of generally less than seven years. Leases of assets with a low value, or term of less than 12 months are included in the operating lease commitments.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows (in EUR million):

	2025	2024
Not later than one year	4	2
Later than one year and not longer than five years	4	1
Later than five years	—	—
	8	**3**

Guarantees — JDE Peet's is party to a variety of agreements under which it may be obligated to indemnify a third party against losses arising from a breach of representation and covenants related to matters such as title to assets sold, the collectability of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by JDE Peet's is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow JDE Peet's to challenge the other party's claims. In addition, the obligations under these agreements may be limited in terms of time and/or amount, and in some cases JDE Peet's may have recourse against third parties for certain payments it made. Historically, payments made by JDE Peet's under these agreements have not had a material effect on its business, financial condition or results of operations.

Contingencies—JDE Peet's has various contingent liabilities. The most significant contingencies are described below:

- JDE Peet's is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business; in the judgement of management no losses, in excess of provisions made, which could be material in relation to JDE Peet's financial position are likely to arise in respect of these matters. Furthermore, the exposures cannot be reliably estimated.
- Taxes—JDE Peet's operates in many jurisdictions and is subject to a wide variety of taxes per jurisdiction. Tax legislation can be highly complex and subject to interpretation. As such, the recognition and measurement of tax positions and determination of contingent tax liabilities requires significant judgement. Contingent liabilities cover tax risks for which the outflow is assessed lower than probable but possible and may be challenged in tax disputes and proceedings arising in the ordinary course of business.

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- JDE Peet's contingent liabilities that arise in respect of tax litigation or investigations by fiscal authorities mainly relate to tax positions in Brazil and include a large number of cases with a risk assessment lower than probable but possible not to be accepted. One of which arose in 2023 with an exposure in excess of EUR 50 million for the years 2019 to 2022, attributable to non-income tax matters in relation to the application of a special regime for the collection of state taxes. In addition, litigation arose in 2024 with an exposure in excess of EUR 20 million for years 2019 to 2023, also attributable to non-income tax matters in relation to the import of capsules. All cases are pending at the administrative court level, with no developments during 2025.
- Furthermore, a transfer pricing audit in Spain for the years 2017 to 2019 was closed in 2024, which resulted in a final assessment in excess of EUR 10 million. As the Company does not agree with the assessment, the decision was made to go to court. Simultaneously, a dispute resolution procedure between authorities in both Spain and the Netherlands was initiated. During 2025, there have been no significant developments in either of these procedures.

Assessing the amount of tax contingencies is highly judgemental, and the timing of possible outflows is uncertain. Management believes they will prevail in further proceedings with the tax authorities, however there can be no guarantee of success in court. In each case we believe the position is strong so they have not been provided for.

Any exposures assessed possible, not probable, were measured at their fair value upon a business combination transaction.

JDE Peet's considered the impact of climate risk on the recognition and measurement of provisions and contingencies. No such provision or contingency has been recognised to date.

9.6 SUBSEQUENT EVENTS

On 16 January 2026, Keurig Dr Pepper Inc. ("KDP") and JDE Peet's N.V. announced that the KDP subsidiary Kodiak BidCo B.V. launched a recommended public cash offer for all outstanding JDE Peet's shares at EUR 31.85 per Share. A previously declared dividend of EUR 0.36 per Share, paid on January 2026, does not reduce the Offer Price.

On 2 March 2026, JDE Peet's announced that the Extraordinary General Meeting of JDE Peet's adopted all proposals on the agenda in connection with the offer, including with respect to post-closing restructuring measures, the appointment of the nominated members to the Board as of the settlement date, the amendments of the articles of association and the grant of full and final discharge to the resigning non-executive directors of the Company. As a result of the adoption of the post-offer restructuring resolutions, the acceptance threshold for the offer has been reduced from 95% to 80% of the Company's outstanding capital as at the tender closing date.

The offer period runs until 27 March 2026 (unless extended). Shareholders representing approximately 69% of outstanding shares have irrevocably committed to tender their shares. Closing of the offer is expected early in the second quarter of 2026, subject to the satisfaction or waiver of the closing conditions.

Management has assessed the potential impact of the intended acquisition on its financial position. Upon completion of the transaction, the Company anticipates that several events will or may occur which could have a material impact on its financial position, which are listed below and may require further actions from the acquirer. On that basis, Management believes this supports its going concern assessment, in the event the combination proceeds.

- The acquisition will ultimately result in a delisting from the Euronext Amsterdam Stock Exchange.
- The change of control provisions under the Company's EUR 1.5 billion revolving credit facility may permit lenders to cancel undrawn commitments and/or accelerate outstanding amounts upon completion of the transaction. As at 31 December 2025 and at the date of this report, the facility is committed and fully undrawn. Management does not anticipate that this provision will adversely affect the Company's liquidity position.
- The Company's bonds, with a carrying value of EUR 5.258 million at 31 December 2025, contain a double-trigger change-of-control provision, requiring both a change of control and a downgrade below investment grade. Bondholders would only have repurchase rights if both conditions are met. Management considers this scenario remote. The bonds were rated investment grade at announcement and, in public communications issued following the announcement, the rating agencies indicated that they expect the ratings to remain investment grade following completion of the transaction. KDP has publicly committed to maintaining an investment grade profile.
- Share-based payment arrangements outstanding as of the announcement date will vest in 2026. The incremental expense is recognised until the actual acquisition date in accordance with IFRS 2. After year-end 2025 it was agreed that the majority of the awards accounted for as equity-settled at 31 December 2025 and vesting during 2026 will be settled in cash. Further arrangements are subject to vesting on, or prior to, the deal closing.

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9.7 LEGAL ENTITIES

Below is a list of significant subsidiaries at 31 December 2025. A full list of legal entities is filed with the Chamber of Commerce. Ownership percentages have been based on the number of issued and outstanding shares, except for JDE Holdings Minority B.V. where profit allocation rights are used since that reflects ownership of the entity more accurately.

Name of subsidiary	Country of incorporation	Ownership percentage 2025	Ownership percentage 2024
Jacobs Douwe Egberts Kazakhstan LLP	Kazakhstan	99.9%	99.8%
Indústrias alimentícias Maratá LTDA.	Brazil	99.9%	99.8%
JACOBS Deutschland Holding GmbH	Germany	99.9%	99.8%
JACOBS DOUWE EGBERTS AU Pty. Ltd.	Australia	99.9%	99.8%
JACOBS DOUWE EGBERTS B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS BE BVBA	Belgium	99.9%	99.8%
JACOBS DOUWE EGBERTS Com. de Cafés Ltda.	Brazil	99.9%	99.8%
JACOBS DOUWE EGBERTS DE GmbH	Germany	99.9%	99.8%
JACOBS DOUWE EGBERTS DK APS	Denmark	99.9%	99.8%
JACOBS DOUWE EGBERTS ES S.L.U.	Spain	99.9%	99.8%
JACOBS DOUWE EGBERTS Export NL B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS FR S.N.C.	France	99.9%	99.8%
JACOBS DOUWE EGBERTS FR SAS	France	99.9%	99.8%
JACOBS DOUWE EGBERTS GB LTD	United Kingdom	99.9%	99.8%
Jacobs Douwe Egberts Holdings Asia NL B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS Holdings B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS International B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS NL B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS NORGE AS	Norway	99.9%	99.8%
JACOBS DOUWE EGBERTS OPS CZ s.r.o.	Czech Republic	99.9%	99.8%
JACOBS DOUWE EGBERTS PL sp. z o.o.	Poland	99.9%	99.8%
JACOBS DOUWE EGBERTS PRO NL B.V.	The Netherlands	99.9%	99.8%
JACOBS DOUWE EGBERTS RO SRL	Romania	99.9%	99.8%
JACOBS DOUWE EGBERTS RUS LLC	Russia	99.9%	99.8%
JACOBS DOUWE EGBERTS S.E. AB	Sweden	99.9%	99.8%
JACOBS DOUWE EGBERTS TH Ltd.	Thailand	99.9%	99.8%

Name of subsidiary	Country of incorporation	Ownership percentage 2025	Ownership percentage 2024
JACOBS DOUWE EGBERTS Treasury B.V.	The Netherlands	99.9%	99.8%
JOBmeal Group AB	Sweden	99.9%	99.8%
Koninklijke Douwe Egberts B.V.	The Netherlands	99.9%	99.8%
LLC Jacobs Douwe Egberts Ukraina	Ukraine	99.9%	99.8%
Maison Lyovel SAS	France	99.9%	99.8%
Old Town Kopitiam Sdn Bhd	Malaysia	99.9%	99.8%
SCML (Thailand) Co., Ltd.	Thailand	99.9%	99.8%
Super Food Specialists (M) Sdn. Bhd.	Malaysia	99.9%	99.8%
Super Food Technology Sdn. Bhd.	Malaysia	99.9%	99.8%
White Cafe Sdn Bhd	Malaysia	99.9%	99.8%
Wuxi Super Food Technology Co., Ltd.	China	99.9%	99.8%
Oak HoldCo B.V.	The Netherlands	100.0%	99.9%
New Oak 2 B.V.	The Netherlands	100.0%	99.9%
Peet's Coffee & Tea HoldCo, Inc	United States	100.0%	99.9%
Peet's Coffee, Inc.	United States	96.8%	95.9%
Stumptown Coffee Corporation Inc.	United States	96.8%	94.6%
HH Peet's China Limited	Hong Kong	61.2%	60.6%

In addition to these significant subsidiaries, JDE Peet's has other consolidated entities in the countries listed, and also in the following countries: Austria, Belarus, Bulgaria, Finland, Georgia, Greece, Indonesia, Ireland, Isle of Man, Italy, Kazakhstan, Lithuania, Mexico, Morocco, Myanmar, New Zealand, Philippines, Portugal, Singapore, Slovakia, South Africa, Turkey, Switzerland, Vietnam.

Apart from certain cash restrictions (refer to note 5.3 Cash and Cash Equivalents), there are no significant restrictions on JDE Peet's ability to access or use assets, and to settle liabilities within these subsidiaries.

The financial statements of the parent and the subsidiaries used in the preparation of the consolidated financial statements have the same reporting date.

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INDEPENDENT AUDITOR'S REPORT

To: The shareholders and the Board of JDE Peet's N.V.

Opinion

We have audited the consolidated financial statements of JDE Peet's N.V. and subsidiaries (the "Company"), which comprise the consolidated statements of financial position as of 31 December 2025 and 2024, and the related consolidated income statement, consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "Financial Statements").

In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As disclosed in Note 9.6 – Subsequent Events to the Financial Statements, the Company has entered into a definitive agreement under which Keurig Dr Pepper Inc. will acquire the Company in an all-cash transaction. Management identified and disclosed that upon completion of the acquisition, certain events may occur which could have a material impact on the Company's financial position. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing the Company's ability to continue as a going concern at least, but not limited to, twelve months [one year] from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the Financial Statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the Financial Statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the Financial Statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the Financial Statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. /s/ Deloitte Accountants B.V. March 3, 2026 71